                           SECOND AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

                           DATED AS OF AUGUST 11, 2004

                                      AMONG

                              BANK OF AMERICA, N.A.

                                       AND

                             OUTLOOK GROUP CORP. AND

                           OUTLOOK LABEL SYSTEMS, INC.

1.       DEFINITIONS............................................................................................      1

         1.2      Accounting Terms..............................................................................     13

         1.3      Other Terms...................................................................................     14

2.       LOANS AND LETTERS OF CREDIT............................................................................     14

         2.1      The Facility..................................................................................     14

         2.2      Revolving Loans...............................................................................     14

         2.3      Term Loan.....................................................................................     16

         2.4      Letters of Credit.............................................................................     16

3.       INTEREST AND OTHER CHARGES.............................................................................     19

         3.1      Interest......................................................................................     19

         3.2      Conversion and Continuation Elections.........................................................     21

         3.3      Letter of Credit Fee..........................................................................     22

4.       PAYMENTS AND PREPAYMENTS...............................................................................     22

         4.1      Revolving Loans...............................................................................     22

         4.2      Term Loan.....................................................................................     23

         4.3      Place and Form of Payments; Extension of Time.................................................     23

         4.4      Application and Reversal of Payments..........................................................     23

         4.5      Indemnity for Returned Payments...............................................................     23

5.       BANK'S BOOKS AND RECORDS; MONTHLY STATEMENTS...........................................................     24

6.       TAXES, YIELD PROTECTION AND ILLEGALITY.................................................................     24

         6.1      Taxes.........................................................................................     24

         6.2      Illegality....................................................................................     25

         6.3      Increased Costs and Reduction of Return.......................................................     25

         6.4      Funding Losses................................................................................     26

         6.5      Inability to Determine Rates..................................................................     26

         6.6      Survival......................................................................................     26

7.       COLLATERAL.............................................................................................     26

         7.1      Grant of Security Interest....................................................................     27

         7.2      Perfection and Protection of Security Interest................................................     27

         7.3      Location of Collateral........................................................................     28

         7.4      Title to, Liens on, and Sale and Use of Collateral............................................     28

         7.5      Access and Examination........................................................................     28

         7.6      Insurance.....................................................................................     29

         7.7      Accounts......................................................................................     29

         7.8      Inventory.....................................................................................     30

         7.9      Equipment.....................................................................................     30

         7.10     Documents, Instruments, and Chattel Paper.....................................................     31

         7.11     Power of Attorney.............................................................................     31

         7.12     Right to Cure.................................................................................     31

         7.13     Bank's Rights, Duties, and Liabilities........................................................     31

8.       BOOKS AND RECORDS, FINANCIAL INFORMATION, NOTICES......................................................     32

         8.1      Books and Records.............................................................................     32

         8.2      Financial and Other Information...............................................................     32

         8.3      Notices to Bank...............................................................................     34

9.       GENERAL WARRANTIES AND REPRESENTATIONS.................................................................     35

         9.1      Authorization, Validity, and Enforceability of this Agreement and the Loan Documents..........     35

         9.2      Validity and Priority of Security Interest....................................................     35

         9.3      Organization and Qualification................................................................     35

         9.4      Corporate Name; Prior Transactions............................................................     36

         9.5      Subsidiaries and Affiliates...................................................................     36

         9.6      Financial Statements..........................................................................     36

         9.7      Intentionally Omitted.........................................................................     36

         9.8      Solvency......................................................................................     36

         9.9      Debt..........................................................................................     36

         9.10     Intentionally Omitted.........................................................................     36

         9.11     Title to Property.............................................................................     36

         9.12     Adequate Assets...............................................................................     37

         9.13     Real Property; Leases.........................................................................     37

         9.14     Proprietary Rights............................................................................     37

         9.15     Trade Names and Terms of Sale.................................................................     37

         9.16     Litigation....................................................................................     37

         9.17     Restrictive Agreements........................................................................     37

         9.18     Labor Disputes................................................................................     37

         9.19     Environmental Laws............................................................................     37

         9.20     No Violation of Law...........................................................................     39

         9.21     No Default....................................................................................     39

         9.22     ERISA Compliance..............................................................................     39

         9.23     Taxes.........................................................................................     39

         9.24     Use of Proceeds...............................................................................     40

         9.25     No Material Adverse Change....................................................................     40

         9.26     Disclosure....................................................................................     40

10.      AFFIRMATIVE AND NEGATIVE COVENANTS.....................................................................     40

         10.1     Taxes and Other Obligations...................................................................     40

         10.2     Corporate Existence and Good Standing.........................................................     40

         10.3     Compliance with Law and Agreements............................................................     40

         10.4     Maintenance of Property and Insurance.........................................................     41

         10.5     Environmental Laws............................................................................     41

         10.6     ERISA.........................................................................................     41

         10.7     Mergers, Consolidations or Sales..............................................................     41

         10.8     Distributions; Capital Changes................................................................     41

         10.9     Transactions Affecting Collateral or Obligations..............................................     42

         10.10    Guaranties....................................................................................     42

         10.11    Debt..........................................................................................     42

         10.12    Prepayment....................................................................................     42

         10.13    Transactions with Affiliates..................................................................     42

         10.14    Business Conducted............................................................................     42

         10.15    Liens.........................................................................................     42

         10.16    Sale and Leaseback Transactions...............................................................     43

         10.17    Additional Subsidiaries.......................................................................     43

         10.18    Restricted Investments........................................................................     43

         10.19    Net Worth.....................................................................................     43

         10.20    Fixed Charge Coverage Ratio...................................................................     43

         10.21    Capital Expenditures..........................................................................     44

         10.22    Liabilities to Net Worth Ratio................................................................     44

         10.23    Intentionally Omitted.........................................................................     44

         10.24    Further Assurances............................................................................     44

11.      CONDITIONS TO CLOSING..................................................................................     44

         11.1     Conditions Precedent to Making of Loans or Issuance of Letters of Credit on the Closing
                  Date..........................................................................................     44

         11.2     Conditions Precedent to Each Loan.............................................................     45

12.      DEFAULT................................................................................................     46

         12.1     Events of Default.............................................................................     46

13.      REMEDIES...............................................................................................     47

14.      MISCELLANEOUS..........................................................................................     48

         14.1     Cumulative Remedies:No Prior Recourse to Collateral...........................................     49

         14.2     No Implied Waivers............................................................................     49

         14.3     Severability..................................................................................     49

         14.4     Governing Law.................................................................................     49

         14.5     Consent to Jurisdiction and Venue: Service of Process.........................................     49

         14.6     WAIVER OF JURY TRIAL..........................................................................     49

         14.7     Survival of Representations and Warranties....................................................     50

         14.8     Other Security and Guaranties.................................................................     50

         14.9     Fees and Expenses.............................................................................     50

         14.10    Notices.......................................................................................     50

         14.11    Indemnification...............................................................................     51

         14.12    Waiver of Notices.............................................................................     52

         14.13    Binding Effect: Assignment....................................................................     52

         14.14    Modification..................................................................................     52

         14.15    Counterparts..................................................................................     53

         14.16    Captions......................................................................................     53

         14.17    Right of Set-Off..............................................................................     53

         14.18    Participating Bank's Security Interests.......................................................     53

         14.19    Joint and Several Liability...................................................................     53

                                    Schedules

Schedule 1.1         Existing Letters of Credit

Schedule 1.2         Permitted Liens

Schedule 7.3         Locations of Collateral

Schedule 9.4         Names of Borrowers and Trade Styles

Schedule 9.5 Subsidiaries and Affiliates and states of incorporation and qualification

Schedule 9.13        Real Estate - Owned and Leased

Schedule 9.14 Proprietary Rights Collateral (patents, trademarks and copyrights)

Schedule 9.15        Trade Names

Schedule 9.16        Litigation

Schedule 9.18        Labor Disputes

Schedule 9.19        Environmental Laws

Schedule 9.22        ERISA Compliance

Schedule 9.25        Material Changes Since February 28, 2004

         THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of August 11, 2004, is entered into by and among BANK OF AMERICA, N.A., a national banking association, with an office at 231 S. LaSalle Street, Chicago, Illinois 60697 (the "Bank"), OUTLOOK GROUP CORP., a Wisconsin corporation (the "Parent"), with offices at 1180 American Drive, Neenah, Wisconsin 54957-0748, and OUTLOOK LABEL SYSTEMS, INC., a Wisconsin corporation ("Outlook Label"), with offices at 1180 American Drive, Neenah, Wisconsin 54957-0748. The Parent and Outlook Label are herein each referred to as a "Borrower" and, together, as the "Borrowers").

                               W I T N E S S E T H

         WHEREAS, the Bank and the Borrowers have entered into a Loan and Security agreement dated as of November 5, 1996, as amended and restated by that certain Amended and Restated Loan and Security Agreement dated as of May 12, 1999, as amended by Amendment No. 1 thereto dated as of November 30, 1999, Amendment No. 2 thereto dated as of November 6, 2000, Amendment No. 3 thereto dated as of May 12, 2002, Amendment No. 4 thereto dated as of August 12, 2002, Amendment No. 5 thereto dated as of October 11, 2002, Amendment No. 6 thereto dated as of April 12, 2004 and Amendment No. 7 thereto dated as of June 11, 2004 (as so amended and restated and further amended, the "Original Agreement"); and

         WHEREAS, the Borrowers and the Bank desire to amend and restate the Original Agreement in its entirety to be in the form of this Agreement,

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers and the Bank hereby agree as follows:

         Effective as of the Closing Date, this Agreement supersedes and replaces in its entirety the Original Agreement. All Loans outstanding under the Original Agreement on the Closing Date shall be deemed to constitute Loans outstanding under this Agreement. Amounts in respect of interest, fees and other amounts payable to or for the account of the Bank shall be calculated in accordance with the provisions of (a) the Original Agreement with respect to any period (or portion of any period) ending prior to the Closing Date and (b) this Agreement as in effect on the Closing Date and as from time to time thereafter in effect with respect to any period (or portion of any period) commencing on or after the Closing Date

         1.       DEFINITIONS. As used herein:

         "Account" means each Borrower's right to payment for a sale or lease and delivery of goods or rendition of services.

         "Affiliate" means: (a) a Person which, directly or indirectly, controls, is controlled by or is under common control with, any Borrower; (b) a Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of any Borrower, or (c) a Person in which five percent of any class of the voting stock is beneficially owned or held, directly or indirectly, by any Borrower. The term control (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

         "Bank" means Bank of America, N.A., together with its successors and assigns.

         "Base Rate" means the higher of (a) the rate of interest publicly announced from time to time by the Bank as its reference rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%) per annum. The reference rate of the Bank is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. However, the Bank may price loans at, above, or below such announced rate. Any changes in the Base Rate shall take effect on the day specified in the public announcement of such change.

         "Base Rate Loans" means, collectively, the Base Rate Revolving Loans and the Base Rate Term Loan.

         "Base Rate Revolving Loans" means a Revolving Loan during any period in which it bears interest based on the Base Rate.

         "Base Rate Term Loan" means any portion of the Term Loan during any period in which such portion bears interest based on the Base Rate.

         "Borrower" is defined in the preamble to this Agreement.

         "Borrowing" means a borrowing hereunder consisting of a Revolving Loan or Term Loan made by the Bank to a Borrower.

         "Business Day" means (a) any day that is not a Saturday, Sunday, or a day on which banks in San Francisco, California, or Chicago, Illinois, are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the IBOR Rate or IBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading is carried on by and between banks in the London interbank market.

         "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Public Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         "Capital Expenditures" means all payments due (whether or not paid) during a Fiscal Year in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with Capital Leases.

         "Capital Lease" means any lease of Property by any Borrower that, in accordance with GAAP, should be reflected as a liability on the consolidated balance sheet of the Borrowers.

         "Closing Date" means the date of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" has the meaning given to such term in Section 7.1(a).

         "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls ("PCBs"), or other substance or material, the handling, release, or possession of which is regulated to protect health, safety, or environment, or any constituent of any such substance or waste.

         "Debt" means all liabilities, obligations and indebtedness of each Borrower to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and including, without in any way limiting the generality of the foregoing: (a) each Borrower's liabilities and obligations to trade creditors; (b) all Obligations;
(c) all obligations and liabilities of any Person secured by any Lien on any Borrower's Property, even though such Borrower shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such Property as would be shown on a balance sheet of such Borrower prepared in accordance with GAAP; (d) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to Property used or acquired by any Borrower, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such Property; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such Property as would be shown on a balance sheet of that Borrower prepared in accordance with GAAP; (e) all accrued pension fund and other employee benefit plan obligations and liabilities; (f) all obligations and liabilities under Guaranties; and (g) deferred taxes.

         "Default" means any event or condition which, with notice, the passage of time, the happening of any other condition or event, or any combination thereof, would constitute an Event of Default.

         "Distribution" means in respect of any corporation: (a) the payment or making of any dividend or other distribution of Property in respect of capital stock or options or warrants in respect of such capital stock of such corporation, other than distributions in capital stock of the same class; or (b) the redemption or other acquisition of any capital stock of such corporation.

         "DOL" means the United States Department of Labor or any successor department or agency.

         "Earnings from Operations" means, with respect to any fiscal period of the Borrowers, the Borrowers' consolidated net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, less any and all of the following included in such net income: (a) gain or loss arising from the sale of a capital asset; (b) gain or loss arising from any write-up in the book value of any asset; (c) earnings of any corporation, substantially all the assets of which have been acquired by any Borrower in any manner, to the extent realized by such other corporation prior to the date of acquisition; (d) earnings of any business entity in which any Borrower has an ownership interest unless (and only to the extent) such earnings shall actually have been received by such Borrower in the form of cash distributions; (e) earnings of any Person to which assets of any Borrower shall have been sold, transferred or disposed of, or into which any Borrower shall have been merged, or which has been a party with any Borrower to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain or loss arising from the acquisition of debt or equity securities of any Borrower or from cancellation or forgiveness of Debt; and (g) gain or loss arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction.

         "EBITDA" means with respect to the Borrowers, on a consolidated basis for any period, Earnings from Operations, plus the sum of (i) interest expenses,
(ii) income taxes, (iii) depreciation, (iv) amortization, and (v) other non-cash expenses, each to the extent deducted in determining the Borrowers' Earnings from Operations for that period, less non-cash income included in the calculation of Earnings from Operations for that period.

         "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidance, orders and consent decrees relating to health, safety, hazardous substances, and environmental matters applicable to the Borrowers' business and facilities (whether or not owned by a Borrower). Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. Section 466 et seq., as amended; the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended; state and federal lien and environmental cleanup programs; and U.S. Department of Transportation regulations.

         "Environmental Lien" means a Lien in favor of any Public Authority for
(a) any liability under any Environmental Laws, or (b) damages arising from, or costs incurred by such Public Authority in response to, a Release or threatened Release of a Contaminant into the environment.

         "Equipment" means all of each Borrower's now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including, without limitation, data processing hardware and software, motor vehicles, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by any Borrower and all of such Borrower's rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means, with respect to the Borrowers, any ERISA Affiliate or any Pension Plan, the occurrence of any of the following: (a) a Reportable Event; (b) a withdrawal by a substantial employer (as defined in Section 4001(a)(12) of ERISA) subject to Section 4063 of ERISA; (c) a cessation of operations which is treated as a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan; (e) a notification that a Multiemployer Plan is in reorganization under Section 4242 of ERISA; (f) the filing of a notice of intent to terminate a Pension Plan under 4041 of ERISA; (g) the treatment of an amendment of a Pension Plan as a termination under 4041 of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA; (i) the commencement of proceedings by the PBGC to terminate a Pension Plan under 4042 of ERISA; (j) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; or (k) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

         "Event of Default" has the meaning specified in Section 12.1.

         "Existing Letter of Credit" means a letter of credit issued by the Bank for the account of a Borrower pursuant to the Original Agreement and described on Schedule 1.1 hereto. Subject to the satisfaction of the conditions contained in Section 11.1, from and after the Closing Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this Agreement.

         "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

         "Financial Statements" means, according to the context in which it is used, the financial statements of the Borrowers dated May 3, 2003 and February 28, 2004 heretofore delivered by the Borrowers to the Bank, any financial statements required to be given to the Bank pursuant to Section 9.6, or any combination thereof.

         "Fiscal Year" means the Borrowers' fiscal year for financial accounting purposes. The current Fiscal Year of the Borrowers will end on May 31, 2005.

         "Fixed Charges" means as to the Borrowers on a consolidated basis, for any fiscal period, the sum of (i) interest expenses paid or payable in cash,
(ii) scheduled installments of principal paid or payable with respect to Debt for borrowed money and Capital Leases;
(iii) that portion of Capital Expenditures not financed by borrowings from third parties; (iv) income taxes paid or payable in cash and (v) Distributions made in accordance with Section 10.8 hereof.

         "Fixed Charge Coverage Ratio" means as to the Borrowers on a consolidated basis for any fiscal period, the ratio of EBITDA to Fixed Charges.

         "Funding Date" means the date on which a Borrowing occurs.

         "GAAP" means at any particular time generally accepted accounting principles as in effect at such time.

         "GECC" means General Electric Credit Corporation, its successors and assigns.

         "GECC Lease" means that certain Master Lease Agreement dated as of March 13, 1997 between GECC and the Parent, as amended, modified or supplemented from time to time.

         "General Intangibles" means general intangibles as such term is defined in Article 9 of the UCC.

         "Guaranty" by any Person means all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligation of any other Person (the "guaranteed obligations"), or to assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement contingent or otherwise: (a) to purchase the guaranteed obligations or any Property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition, (c) to lease Property or to purchase any debt or equity securities or other Property or services.

         "Hedging Agreement" means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) entered into by any Borrower with the Bank or any Related Party or affiliate of the Bank that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross currency rate swap agreement, swaption, currency option or any other similar agreement, including any option to enter into any of the foregoing, or any combination of any of the foregoing. "Hedging Agreements" shall include all such agreements or arrangements made or entered into at any time, or in effect at any time, whether or not related to any Loan.

         "Hedging Obligations" means, with respect to any Borrower, all liabilities of such Borrower under any Hedging Agreements and all other agreements or arrangements designed to protect such Borrower against fluctuations in interest rates, currency exchange rates, raw material prices or utility or energy prices (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Hedging Agreement or other such agreement or arrangement, whether or not occurring as a result of a default thereunder), absolute or contingent, now or hereafter existing or incurred or due or to become due.

         "IBOR Interest Payment Date" means, with respect to a IBOR Rate Loan, the last day of each Interest Period applicable to such Loan, and if the Interest Period is longer than three months, on the date which is three months from the first day of such Interest Period.

         "IBOR Interest Rate Determination Date" means each date of calculating the IBOR Rate for purposes of determining the interest rate with respect to an Interest Period. The IBOR Interest Rate Determination Date for any IBOR Rate Loan shall be the second Business Day prior to the first day of the related Interest Period for such IBOR Rate Loan.

         "IBOR Rate" means, for any Interest Period, with respect to IBOR Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/1000th of 1%) determined as follows:

                  IBOR Rate =    IBOR
                               ------
                                 1.00 - Eurodollar Reserve Percentage

                  where, "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1.0%) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                  "IBOR" means the rate of interest per annum (rounded upward to the next 1/16 of 1%) notified to the Bank by Bank as the rate of interest at which United States Dollar deposits in the approximate amount of the Loan to be made or continued as, or converted into, a IBOR Rate Loan and having a maturity comparable to such Interest Period would be offered by Bank's applicable lending office to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

         "IBOR Rate Loans" means, collectively, the IBOR Revolving Loans and the IBOR Rate Term Loan.

         "IBOR Revolving Loan" means a Revolving Loan during any period in which it bears interest based on the IBOR Rate.

         "IBOR Term Loan" means any portion of the Term Loan during any period in which such portion bears interest based on the IBOR Rate.

         "Intellectual Property Assignment" means the Intellectual Property Assignment executed and delivered by the Parent in connection with the Original Agreement to evidence and perfect the Bank's Security Interest in the Parent's present and future patents, trademarks, and related licenses and rights, together with all amendments, restatements, supplements or other modifications thereto.

         "Interest Period" means, as to any IBOR Rate Loan, the period commencing on the Funding Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a IBOR Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Parent in its Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that:

                  (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (c) no Interest Period shall extend beyond the Stated Termination Date or any renewal term.

         "Inventory" means all of each Borrower's now owned and hereafter acquired inventory, goods, merchandise, and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work-in-process, finished goods, returned goods, and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing them.

         "IRS" means the Internal Revenue Service or any successor agency.

         "Letter of Credit" has the meaning specified in Section 2.4.

         "Letter of Credit Fee" has the meaning specified in Section 3.3.

         "Letter of Credit Obligations" means, at any time of determination, the sum of (a) the aggregate undrawn face amount of all outstanding Letters of Credit plus (b) the aggregate amount drawn under outstanding Letters of Credit for which the Bank has not been reimbursed pursuant to this Agreement.

         "Lien" means: (a) any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause

(a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting Property.

         "Loans" means, collectively, all loans and advances provided for in
Section 2.

         "Loan Documents" means this Agreement, the Patent and Trademark Assignment, all Hedging Agreements and all other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, the Security Interest, or any other aspect of the transactions contemplated by this Agreement.

         "Multiemployer Plan" means a multiemployer as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate makes, is making, made, or was at any time during the current year or the immediately preceding six (6) years obligated to make contributions.

         "Nonuse Fee" is defined in Section 3.1(c).

         "Notice of Borrowing" has the meaning specified in Section 2.2(b).

         "Notice of Conversion/Continuation" has the meaning specified in
Section 3.2(b).

         "Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, Hedging Obligations and Debt owing by any Borrower to the Bank or any Related Party or affiliate of the Bank, whether or not arising under this Agreement, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Bank or any Related Party or affiliate of the Bank in any Borrower's debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all interest, charges, expenses, fees, attorneys fees, filing fees and any other sums chargeable to any Borrower hereunder, under another Loan Document, or under any other agreement or instrument with the Bank or any Related Party or affiliate of the Bank. "Obligations" includes, without limitation, all debts, liabilities, and obligations (direct, contingent or otherwise) now or hereafter owing from any Borrower to Bank under or in connection with the Letters of Credit.

         "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

         "Participating Bank" means any Person who shall have been granted the right by the Bank to participate in the Loans and who shall have entered into a participation agreement in form and substance satisfactory to the Bank.

         "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

         "Parent" is defined in the preamble to this Agreement.

         "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which such Borrower or an ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions or, in the case of a Multiemployer Plan, has made contributions at any time during the current year or the immediately preceding six (6) plan years.

         "Permitted Liens" means: (a) Liens for taxes not yet delinquent or Liens for taxes in an amount not to exceed $100,000 being contested in good faith by appropriate proceedings diligently pursued, provided that a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the applicable Financial Statements and that a stay of enforcement of any such Lien is in effect; (b) Liens in favor of the Bank, (c) Liens arising by operation of law in favor of warehouseman, landlords, carriers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business of any Borrower and not in connection with the borrowing of money, for sums not yet delinquent or which are being contested in good faith and by proper proceedings diligently pursued, provided that a reserve or other appropriate provision, if any, required by GAAP shall have been made therefor on the applicable Financial Statements and a stay of enforcement of any such Lien is in effect; (d) Liens in connection with worker's compensation or other unemployment insurance incurred in the ordinary course of any Borrower's business; (e) Liens created by deposits of cash to secure performance of bids, tenders, leases (to the extent permitted under this Agreement), or trade contracts, incurred in the ordinary course of business of any Borrower and not in connection with the borrowing of money; (f) Liens arising by reason of cash deposits for surety or appeal bonds in the ordinary course of business of any Borrower; (g) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which the applicable Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured; (h) with respect to any
Premises: easements, rights of way, zoning and similar covenants and restrictions and similar encumbrances which customarily exist on properties of corporations engaged in similar activities and similarly situated and which in any event do not materially interfere with or impair the use or operation of the Collateral by any Borrower or the value of the Bank's Security Interest therein, or materially interfere with the ordinary conduct of the business of such Borrower; and (i) Liens in existence on the Closing Date and listed on Schedule 1.2; and (j) Liens granted to secure Debt permitted by Section 10.11(d) hereof.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization limited liability company association corporation Public Authority, or any other entity.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or an ERISA Affiliate sponsors or maintains or to which any Borrower or an ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan.

         "Premises" means the land (including leased premises) identified by addresses on Schedule 9.13 together with all buildings, improvements, and fixtures thereon and all tenements, hereditament, and appurtenances belonging or in any way appertaining thereto, and which constitutes all of the real property in which any Borrower has any interest on the Closing Date.

         "Proceeds" means all products and proceeds of any Collateral, and all proceeds of such proceeds and products, including, without limitation, all cash and credit balances, all payments under any indemnity, warranty, or guaranty payable with respect to any Collateral, all awards for taking by eminent domain, all proceeds of fire or other insurance, and all money and other Property obtained as a result of any claims against third parties or any legal action or proceeding with respect to Collateral.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Proprietary Rights" means all of each Borrower's now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, trade names, trade styles, patent and trademark applications and licenses and rights thereunder, including without limitation those patents trademarks and copyrights set forth on Schedule 9.14, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

         "Public Authority" means the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency, public corporation or other instrumentality of any of the foregoing.

         "Receivables" means all of each Borrower's now owned and hereafter arising or acquired: Accounts (whether or not earned by performance), including Accounts owed to any Borrower by any of its Subsidiaries or Affiliates, together with all interest, late charges, penalties, collection fees, and other sums which shall be due and payable in connection with any Account proceeds of any letters of credit naming any Borrower as beneficiary; contract rights, chattel paper instruments, documents, investment property, general intangibles (including without limitation chosen in action, causes of action, tax refunds, tax refund claims, and Reversions and other amounts payable to any Borrower from or with respect to any Plan) and all forms of obligations owing to any Borrower (including, without limitation, in respect of loans, advances, and extensions of credit by any Borrower to its Subsidiaries and Affiliates); guarantees and other security for any of the foregoing; goods represented by or the sale, lease or delivery of which gave rise to any of the foregoing; merchandise returned to or repossessed by any Borrower and rights of stoppage in transit, replevin, and reclamation; and other rights or remedies of an unpaid vendor, lienor, or secured party.

         "Related Party" means, with respect to any Person (in this definition, the "Relevant Person") (i) any director (or other Person holding the equivalent position) or officer (or other

Person holding the equivalent position) of such Relevant Person, and (ii) any other Person which, directly or indirectly, controls or is controlled by or under common control with the Relevant Person (excluding any trustee under, or any committee with responsibility for administering, a Plan). The Relevant Person shall be deemed to be

                  (a) "controlled by" any other Person if (i) such other Person beneficially owns or holds, or directly or indirectly has the power to vote five percent (5%) or more (on a fully diluted basis) of the equity interest of such Relevant Person or (ii) if such other Person has the power to direct or cause the direction of the management and policies of such Relevant Person (whether by contract or otherwise); or

                  (b) "controlled by" or "under common control with" another Person if such other Person is a member of the immediate family of a Person which is a Related Party of such Relevant Person or is the executor, administrator or other personal representative of such Relevant Person.

         "Release" means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any real estate or other property, including the movement of Contaminants through or in the air, soil surface water, groundwater or real estate or other property.

         "Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

         "Requirement of Law" means any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Public Authority.

         "Restricted Investment" means any acquisition of Property by any Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of stock debt security, or other indebtedness or obligation or the purchase or acquisition of any other Property, or a loan advance, capital contribution, or subscription except acquisitions of the following: (a) fixed assets to be used in the business of such Borrower, so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) current assets arising from the sale or lease of goods or rendition of services in the ordinary course of business of such Borrower; (c) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (d) certificates of deposit maturing within one year from the date of acquisition, bankers acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least $100,000,000; and (e) commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

         "Reversions" means any funds which may become due to any Borrower in connection with the termination of any Plan or other employee benefit plan.

         "Revolver IBOR Margin" has the meaning specified in Section 3.1(b).

         "Revolving Loan Facility" has the meaning specified in Section 2.2(a).

         "Revolving Loans" has the meaning specified in Section 2.2(a).

         "Security Interest" means collectively the Liens granted to the Bank in the Collateral pursuant to this Agreement, the other Loan Documents, or any other agreement or instrument.

         "Solvent" shall mean when used with respect to any Person that: (a) the fair value of all its Property is in excess of the total amount of its debts (including contingent liabilities); (b) it is able to pay its debts as they mature; and (c) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

         "Stated Termination Date" means June 12, 2007.

         "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrowers.

         "Supporting Letter of Credit" is defined in Section 2.4(g).

         "Target" has the meaning specified in Section 10.17(b).

         "Taxes" means any and all present or future taxes, assessments, levies, imposts, impositions, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

         "Term Loan" have the meaning specified in Section 2.3.

         "Total Facility" has the meaning specified in Section 2.1.

         "UCC" means the Uniform Commercial Code (or any successor statute) of the State of Illinois or of any other state the laws of which are required by
Section 9-103 thereof to be applied in connection with the issue of perfection of security interests.

                  1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

                  1.3 Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. Wherever appropriate in the context, terms used herein in the singular also include the plural, and vice versa, and each masculine, feminine, or neuter pronoun shall also include the other genders.

         2.       LOANS AND LETTERS OF CREDIT.

                  2.1      The Facility.

                           (a)      Subject to all of the terms and conditions
of this Agreement, the Bank shall make available a total credit facility of $16,000,000.00, subject to reduction in the amount of the Revolving Loan Facility as set forth in Section 2.1(b) hereof (the "Total Facility") for Borrowers' use from time to time during the term of this Agreement. The Total Facility shall be comprised of a revolving line of credit for Revolving Loans and Letters of Credit as described in Sections 2.2 and 2.4 and the Term Loan described in Section 2.3.

                           (b)      Notwithstanding paragraph (a) of this
Section, if the ratio of (i) the outstanding principal amount of the Revolving Loans (expressly excluding from the determination of such outstanding principal amount the amount of the Letter of Credit Obligations) to (ii) the total dollar amount of the Borrowers' Accounts (as reflected on the Borrowers' books and records in accordance with GAAP) exceeds 70% as of the last day of any month, the Bank, upon notice to the Borrowers may, in its sole and absolute discretion, thereafter limit the aggregate outstanding amount of Revolving Loans to a maximum dollar amount determined with reference to a "borrowing base" calculated on the basis of the value (as determined by the Bank) of the Borrowers' "eligible collateral". All determinations with respect to "eligible collateral" or such "borrowing base" shall be made and applied by the Bank in such manner as the Bank shall from time to time determine in its sole and absolute discretion. Any such limitation shall remain in effect until the Stated Termination Date or such earlier date as determined by the Bank in its sole and absolute discretion. Notwithstanding the foregoing, any limitations (including, without limitation, the definition of borrowing base and related terms) established pursuant to this
Section 2.1(b) shall be on substantially the same terms and Availability (as defined in the Original Agreement) as are set forth in the Original Agreement, based upon the Bank's determination at such time of the nature, valuation and concentration of the Company's assets, the identity and creditworthiness of the Company's account debtors, the Company's inventory composition and such other factors as the Bank, in its reasonable discretion, deems to be relevant with respect to the extension of credit on a "borrowing base" lending structure of similar substance and procedure as set forth in the Original Agreement.

                  2.2      Revolving Loans.

                           (a)      The Bank shall, upon the Parent's request
from time to time, make revolving loans (the "Revolving Loans") to the Borrowers; provided, that the Bank shall not be obligated to permit the outstanding principal amount of the Revolving Loans plus the aggregate

Letter of Credit Obligations to exceed $12,000,000.00 (the "Revolving Loan Facility") (or if less, the amount determined by the Bank pursuant to Section 2.1(b)). The Bank, in its sole discretion, may elect to exceed the foregoing limits on one or more occasions, but if it does so, the Bank shall not be deemed thereby to have changed such limits or to be obligated to exceed such limits on any other occasion. The Parent may request Revolving Loans either telephonically or in writing. Each oral request for a Revolving Loan shall be conclusively presumed to be made by a person authorized by each Borrower to do so and the crediting of a Revolving Loan to a Borrower's deposit account, or transmittal to such Person as the Parent shall direct, shall conclusively establish the obligation of the applicable Borrower to repay such Revolving Loan as provided herein. The Bank may charge all Revolving Loans and other Obligations to a loan account of each Borrower maintained with the Bank. All fees, commissions, costs, expenses, and other charges under or pursuant to the Loan Documents, and all payments made and out-of-pocket expenses incurred by the Bank pursuant to the Loan Documents, may be charged as Base Rate Revolving Loans to the applicable Borrower's loan account as of the date due from such Borrower or the date paid or incurred by the Bank, as the case may be.

                           (b)      Procedure for Borrowing.

                                    (i)      Each Borrowing shall be made upon
         the Parent's irrevocable written notice delivered to the Bank in the form of a Notice of Borrowing (which notice must be received by the Bank prior to 11:00 a.m. (Chicago time) (1) two Business Days prior to the requested Funding Date, in the case of IBOR Rate Loans and (2) on the requested Funding Date, in the case of Base Rate Loans, specifying:

                           (A)      the amount of the requested Borrowing;

                           (B) the requested Funding Date, which shall be a Business Day;

                           (C) whether the Revolving Loans requested are to be Base Rate Revolving Loans or IBOR Revolving Loans;

                           (D) the duration of the Interest Period (one, two, three or six months) if the requested Revolving Loans are to be IBOR Revolving Loans. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of IBOR Rate Loans, such Interest Period shall be one month; and

                           (E) the aggregate principal amount of such Borrowing attributable to each Borrower.

                                    (ii)     After giving effect to any
         Borrowing, there may not be more than five (5) different Interest Periods in effect.

                                    (iii)    With respect to any request for
         Base Rate Revolving Loans, in lieu of delivering the above-described Notice of Borrowing, the Parent may give the Bank telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice but the Bank shall be entitled to rely on the telephonic notice in making such Revolving Loans.

                  2.3      Term Loan.

                           (a)      Amount of Term Loan. Subject to the terms
and conditions of this Agreement, Lender agrees to make a term loan (any such term loan being referred to as a "Term Loan") to the Borrowers on the Closing Date in an amount equal to $4,000,000.00. The Term Loan shall initially be a Base Rate Term Loan.

                           (b)      Making of Term Loan. Lender shall make the
proceeds of the Term Loan available to the Borrowers by transferring same-day funds equal to the proceeds of the Term Loan as the Borrowers shall instruct in writing.

                  2.4      Letters of Credit.

                           (a)      Subject to the terms and conditions of this
Agreement, the Bank shall upon the Parent's request from time to time, issue commercial or standby for the applicable Borrower's account (collectively, the "Letters of Credit"). The Bank shall have no obligation to issue any Letter of Credit if either (i) the maximum stated amount of the requested Letter of Credit plus the aggregate outstanding Letter of Credit Obligations would exceed $3,000,000 or (ii) the outstanding principal amount of all Loans plus the aggregate Letter of Credit Obligations would exceed the Total Facility. No Letter of Credit shall have an expiry date later than the Stated Termination Date or longer than 12 months from the date of issue. All payments made by the Bank under or pursuant to, and all charges incurred by the Bank pursuant to or in connection with, any Letter of Credit, shall be charged to the applicable Borrower's loan account with the Bank as a Base Rate Revolving Loan.

                           (b)      Other Conditions. In addition to being
subject to the satisfaction of the applicable conditions precedent contained in
Section 11, the obligation of the Bank to issue or extend any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Bank:

                                    (1)      The applicable Borrower shall have
         delivered to the Bank, at such times and in such manner as the Bank may prescribe, an application in form and substance satisfactory to the Bank for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to the Bank; and

                                    (2)      As of the date of issuance, no
         order of any court, arbitrator or Public Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Public Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

                           (c)      Issuance of Letters of Credit.

                                    (1)      Request for Issuance. The Parent
         shall give the Bank three (3) Business Days' prior written notice of the applicable Borrower's request for the issuance of a Letter of Credit (other than an Existing Letter of Credit outstanding on the Closing Date). Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Parent shall attach to such notice the proposed form of the Letter of Credit that the Bank is requested to issue.

                                    (2)      No Extensions or Amendment. The
         Bank shall not be obligated to extend or amend any Letter of Credit unless the requirements of this Section 2.4 are met as though a new Letter of Credit were being requested and issued.

                           (d)      Payments Pursuant to Letters of Credit.

                                    (1)      Payment of Letter of Credit
         Obligations. Each Borrower that is the account party as to a Letter of Credit agrees to reimburse the Bank for any draw under such Letter of Credit immediately upon demand, and to pay the Bank the amount of all other obligations and other amounts payable to the Bank under or in connection with such Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against the Bank or any other Person.

                                    (2)      Revolving Loans to Satisfy
         Reimbursement Obligations. In the event that the Bank honors any draw under any Letter of Credit and the applicable Borrower shall not have repaid such amount to the Bank pursuant to Section 2.4(d)(1), such amount when paid shall constitute a Base Rate Revolving Loan to such Borrower which shall be deemed to have been requested by the Parent.

                           (e)      Compensation for Letters of Credit.

                                    (1)      Letter of Credit Fee. Each Borrower
         agrees to pay to the Bank with respect to each Letter of Credit, the Letter of Credit Fee specified in, and in accordance with the terms of,
         Section 3.3.

                                    (2)      Bank Fees and Charges. Each
         applicable Borrower shall pay to the Bank, as issuer of each Letter of Credit such fees and other charges as are charged by the Bank for letters of credit issued by it, including, without limitation, its standard fees for issuing, administering, amending, renewing, paying and canceling letters of credit and all other fees associated with issuing or servicing letters of credit, as and when assessed.

                           (f)      Indemnification; Exoneration: Power of
Attorney.

                                    (1)      Indemnification. In addition to
         amounts payable as elsewhere provided in this Section 2.4, the Borrowers, jointly and severally, hereby agree to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Bank may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any credit support or enhancement in connection therewith. The agreement in this Section 2.4(f)(1) shall survive payments of all Obligations and the termination of this Agreement.

                                    (2)      Assumption of Risk by the
         Borrowers. As among the Borrowers and the Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of the Bank, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Public Authority. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Bank under this Section 2.4.

                                    (3)      Exoneration. In furtherance and
         extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Bank under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Bank under any resulting Liability to any Borrower or relieve any Borrower of any of its obligations hereunder to the Bank.

                                    (4)      Rights and Powers Following an
         Event of Default; Power of Attorney. In connection with all Inventory financed by Letters of Credit, each Borrower hereby appoints the Bank, or the Bank's designee, as its attorney, with full power and authority exercisable only at such time that an Event of Default exists: (a) to sign and/or endorse such Borrower's name upon any warehouse or other receipts; (b) to sign such Borrower's name on bills of lading and other negotiable and non-negotiable documents; (c) to clear Inventory through customs in the Bank's or such Borrower's name, and to sign and deliver to customs officials powers of attorney in such Borrower's name for such purpose;
         (d) to complete in such Borrower's or the Bank's name, any order, sale, or transaction, obtain the necessary documents in collection therewith, and collect the proceeds thereof; and (e) to do such other acts and things as are necessary in order to enable the Bank to obtain possession of the Inventory and to obtain payment of the Obligations. Neither the Bank nor its designee, as such Borrower's attorney, will be liable for any acts or omissions, nor for any error of judgment or mistakes of fact or law. This power, being coupled with an interest, is irrevocable until all Obligations have been paid and satisfied. In addition, at any time that an Event of Default exists, each Borrower will, at the Bank's request, and the Bank may, in its own name or in the name of the applicable Borrower, instruct all suppliers, carriers, forwarders, warehouses or others dealing with Inventory financed by a Letter of Credit or receiving or holding cash, checks, such Inventory, documents or instruments in which the Bank holds a security interest, to deliver them to the Bank and/or subject to the Bank's order, and if they shall come into such Borrower's possession, to deliver them, upon request, to the Bank in their original form. At any time that an Event of Default exists each Borrower shall also, at the Bank's request, designate the Bank as the consignee on all bills of lading and other negotiable and non-negotiable documents.

                           (g)      Supporting Letter of Credit; Cash
Collateral. If, notwithstanding the provisions of this Section 2.4 any Letter of Credit is outstanding on the Stated Termination Date or earlier termination of this Agreement, the Borrowers shall deposit with the Bank, at its discretion, with respect to each Letter of Credit then outstanding either (A) a standby letter of credit (a "Supporting Letter of Credit") in form and substance satisfactory to the Bank, issued by an issuer satisfactory to the Bank in an amount equal to the greatest amount for which such Letter of Credit may be drawn, under which Supporting Letter of Credit the Bank is entitled to draw amounts necessary to reimburse the Bank for payments made by the Bank under such Letter of Credit or under any credit support or enhancement provided through the Bank with respect thereto, or (B) cash in amounts necessary to reimburse the Bank for payments made by the Bank under such Letter of Credit or under any credit support or enhancement provided through the Bank. Such Supporting Letter of Credit or deposit of cash shall be held by the Bank, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.

         3.       INTEREST AND OTHER CHARGES.

                  3.1      Interest.

                           (a)      All Obligations shall bear interest on the
unpaid principal amount thereof from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the IBOR Rate and Sections 3.1(a) and (b), as applicable. Subject to the provisions of Section 3.2, any of the Loans may be converted into, or continued as, Base Rate Loans or IBOR Rate Loans in the manner provided in Section 3.2. If at any time Loans are outstanding with respect to which notice has not been delivered to Bank in accordance with the terms of this Agreement specifying the basis for determining the interest rate applicable thereto, then those

Loans shall be Base Rate Loans and shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Bank and such notice has become effective. Except as otherwise provided herein, the Obligations shall bear interest as follows:

                                    (i)      For all Loan Obligations other than
         IBOR Rate Loans, at a fluctuating rate per annum rate equal to the Base Rate; and

                                    (ii)     For all Loan Obligations that are
         IBOR Rate Loans, at a per annum rate equal to the IBOR Margin from time to time in effect plus the IBOR Rate determined for the applicable Interest Period.

Each change in the Base Rate shall be reflected in the interest rate described in clause (i) above as of the effective date of such change. All interest charges shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed. All interest with respect to Base Rate Loans shall be payable to Bank on the last day of each month hereafter. All interest with respect to Libor Rate Loans shall be payable to Bank on each IBOR Interest Payment Date.

                           (b)      The "IBOR Margin" means a per annum rate of
interest charged in addition to the IBOR Rate with respect to IBOR Loans. Subject to Subsection (d) below, the IBOR Margin on any date of determination shall be determined with reference to the grid set forth below on the basis of the Borrowers' consolidated EBITDA for the period of four consecutive fiscal quarters ending coincident with or immediately prior to such date of determination, determined as one accounting period, as reflected in the Borrowers' monthly financial statements delivered to the Bank pursuant to
Section 8.2 hereof. Subject to Subsection (d) below, any adjustment to the IBOR Margin (up or down) based upon any change in the Borrowers' consolidated EBITDA shall take effect two (2) Business Days following the Bank's receipt of such monthly financial statements.

             CONSOLIDATED                           IBOR MARGIN
                EBITDA                              (PER ANNUM)
---------------------------------------------------------------
equal to or greater than $10,000,000                    1.50%
---------------------------------------------------------------
equal to or greater than $7,500,000
but less than $10,000,000                               1.75%
---------------------------------------------------------------
equal to or greater than $5,000,000
but less than $7,500,000                                2.00%
---------------------------------------------------------------
less than $5,000,000                                    2.25%
---------------------------------------------------------------

                           (c)      For every month or portion thereof during
the term of this Agreement, the Borrowers shall pay the Bank a fee (the "Nonuse Fee") in an amount equal to the percentage per annum determined as set forth in this Subsection (c) (for purposes of this Subsection (c), the "Nonuse Fee Percentage") multiplied by the excess of the Revolving Loan Facility amount over the daily average during such month of the sum of (i) the outstanding amount of Revolving Loans plus (ii) outstanding Letter of Credit Obligations, with the unpaid balance calculated for this purpose by applying payments immediately upon receipt. Such Nonuse Fee, if any, shall be calculated on the basis of a year of three hundred sixty (360) days and actual days elapsed, and shall be payable to the Bank on the last day of each month. Subject to Subsection (d) below, the Nonuse Fee Percentage shall be determined with reference to the grid set forth below on the basis of the Borrowers' consolidated EBITDA for the period of four consecutive fiscal quarters ending coincident with or immediately prior to such date of determination, determined as one accounting period, as reflected in the Borrowers' monthly financial statements delivered to the Bank pursuant to Section 8.2 hereof. Subject to Subsection (d) below, any adjustment to the Nonuse Fee Percentage (up or down) based upon any change in the Borrowers' consolidated EBITDA shall take effect two (2) Business Days following the Bank's receipt of such monthly financial statements.

           CONSOLIDATED                            NONUSE
              EBITDA                          FEE (PER ANNUM)
-------------------------------------------------------------
equal to or greater than $10,000,000               .25%
-------------------------------------------------------------
equal to or greater than $7,500,000
but less than $10,000,000                          .25%
-------------------------------------------------------------
equal to or greater than $5,000,000
but less than $7,500,000                           .25%
-------------------------------------------------------------
less than $5,000,000                               .50%
-------------------------------------------------------------

                           (d)      If any Default with regard to Section 8.2
occurs or any Event of Default occurs, then, until such Default or Event of Default is cured or waived and until it ceases to exist, or if not cured or waived until all Obligations are paid and performed in full, the Borrowers will pay interest on the unpaid principal balances of the Loans at a per annum rate 2.0% greater than the rates of interest otherwise specified herein, and the Letter of Credit Fee and the Nonuse Fee shall be increased to a rate two percent (2.0%) per annum greater than the Letter of Credit Fee or Nonuse Fee otherwise specified herein.

                           (e)      The parties hereto hereby acknowledge and
agree that payment in full by the Borrowers of the Transaction Fee referred to in Section 11.1(k) hereto shall constitute payment in full of all accrued and unpaid non-use fees under the Original Agreement to the effective date of this Agreement and that the Bank shall have no further claim to payment thereof.

                  3.2      Conversion and Continuation Elections.

                           (a)      The Parent may, upon irrevocable written
notice to the Bank in accordance with Subsection 3.2(b):

                                    (i)      elect, as of any Business Day, in
         the case of Base Rate Loans to convert any such Loans (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $500,000 in excess thereof) into IBOR Rate Loans; or

                                    (ii)     elect, as of the last day of the
         applicable Interest Period, to continue any IBOR Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $500,000 in excess thereof);

provided, that separate Loans to separate Borrowers may be aggregated for purposes of determining the minimum amounts of IBOR Loans; and provided further, that if at any time the aggregate amount of IBOR Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such IBOR Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Parent to continue such Loans as, and convert such Loans into, IBOR Rate Loans, as the case may be, shall terminate.

                           (b)      The Parent shall deliver a notice ("Notice
of Conversion/Continuation") to be received by the Bank not later than 11:00 A.M. (Chicago time) at least two Business Days in advance of the date of commission or continuing, if the Loans are to be converted into or continued as IBOR Rate Loans and specifying:

                                    (A)      the proposed
         Conversion/Continuation Date;

                                    (B)      the aggregate amount of Loans to be
         converted or continued;

                                    (C)      the type of Loans resulting from
         the proposed conversion or continuation; and

                                    (D)      the duration of the requested
         Interest Period.

                           (c)      If upon the expiration of any Interest
Period applicable to IBOR Loans, the Parent has failed to select timely a new Interest Period to be applicable to IBOR Rate Loans or if any Default or Event of Default then exists, the Borrowers shall be deemed to have elected to convert such IBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

                           (d)      During the existence of Default or Event of
Default, the Parent may not elect to have a Loan converted into or continued as a IBOR Rate Loan.

                           (e)      After giving effect to any conversion or
continuation of Loans, there may not be more than five (5) different Interest Periods in effect.

                  3.3 Letter of Credit Fee. Each Borrower agrees to pay to the Bank a fee (the "Letter of Credit Fee") equal to the Revolver IBOR Margin per annum of the daily average undrawn face amount of each Letter of Credit, plus all out-of-pocket costs, fees and expenses incurred by the Bank in connection with the application for, issuance of, or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the last day of each month following any month in which a Letter of Credit was issued and/or in which a Letter of Credit remains outstanding. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

         4.       PAYMENTS AND PREPAYMENTS.

                  4.1 Revolving Loans. Each Borrower shall repay the outstanding principal balance of the Revolving Loans advanced to it, plus all accrued but unpaid interest thereon, upon the termination of this Agreement for any reason. In addition, and without limiting the generality of the foregoing, if the Bank has exercised its rights under Section 2.1(b), each Borrower jointly and severally agrees to pay to the Bank, on demand, the amount by which the unpaid principal balance of the Revolving Loans at any time exceeds the maximum imposed by the Bank pursuant to
Section 2.1(b).

                  4.2 Term Loan. The Borrowers shall repay the outstanding principal balance of the Term Loan, as follows: (i) on the last Business Day of each September, December, March and June occurring during the first twelve months following the Closing Date, the Borrowers shall make a payment of $250,000; (ii) on the last Business Day of each September, December, March and June thereafter, the Borrowers shall make a payment of $375,000; and (iii) on the Stated Termination Date, the Borrowers shall make a payment of any principal amount of the Term Loan then outstanding. Notwithstanding the foregoing, the Borrowers shall pay all unpaid Obligations with respect to the Term Loan, including all accrued but unpaid interest thereon upon the termination of this Agreement for any reason. The Borrowers may prepay the Term Loan, in whole or in part, at any time and from time to time upon at least three Business Days prior written notice to the Bank. All voluntary prepayments of principal of the Term Loan shall be accompanied by the payment of all accrued but unpaid interest on the Term Loan to the date of prepayment. Any voluntary prepayment of less than all of the outstanding principal of the Term Loan shall be applied to the installments of principal of the Term Loan in the inverse order of maturity. Payments or prepayments of the Term Loan may not be reborrowed.

                  4.3 Place and Form of Payments; Extension of Time. All payments of principal, interest, premium, and other sums due to the Bank shall be made at the Bank's address set forth in Section 14.10. All such payments shall be made in immediately available funds. If any payment of principal, interest, premium, or other sum to be made hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable interest rate during such extension.

                  4.4 Application and Reversal of Payments. The Bank shall determine in its sole discretion the order and manner in which Proceeds of Collateral and other payments that the Bank receives are applied to the Loans, interest thereon, and the other Obligations then due and payable, and each Borrower hereby irrevocably waives the right to direct the application of any payment or Proceeds. The Bank shall have the continuing and exclusive right to apply and reverse and reapply any and all such Proceeds and payments to any portion of the Obligations then due and payable. All payments to be made by the Borrowers with respect to the Loans shall be made without setoff, recoupment or counterclaim.

                  4.5 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the obligations, the Bank is for any reason compelled to surrender such payment to any person because such payment is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the obligations or part thereof intended to be satisfied shall be revived and continue and this agreement shall continue in full force as if such payment had not been received by the Bank and the Borrowers shall be liable to pay to the Bank and hereby jointly and severally indemnify the Bank and hold the Bank harmless for the amount of such payment surrendered. The provisions of this Section 4.4 shall be and remain effective notwithstanding any contrary action which may have been taken by the Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section 4.4 shall survive the termination of this Agreement.

         5. BANK'S BOOKS AND RECORDS; MONTHLY STATEMENTS. The Borrowers agree that the Bank's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Bank will provide to the Borrowers a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrowers and as an account stated (except for reversals and reapplications of payments made as provided in Section 4.4 and corrections of errors discovered by the Bank), unless the Parent notifies the Bank in writing to the contrary within forty-five (45) days after such statement is rendered. In the event a timely written notice of objections is given by the Parent, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.

         6.       TAXES, YIELD PROTECTION AND ILLEGALITY.

                  6.1      Taxes.

                           (a)      Any and all payments by any Borrower to the
Bank under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrowers shall pay all Other Taxes.

                           (b)      The Borrowers agree, jointly and severally,
to indemnity and hold harmless the Bank for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

                           (c)      If any Borrower shall be required by law to
deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Bank, then:

                                    (i)      the sum payable shall be increased
         as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made,

                                    (ii)     the applicable Borrower shall make
         such deductions and withholdings;

                                    (iii)    the applicable Borrower shall pay
         the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                                    (iv)     the applicable Borrower shall also
         pay to the Bank at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Lander would have received if such Taxes or Other Taxes had not been imposed.

                           (d)      Within 30 days after the date of any payment
by any Borrower of Taxes or Other Taxes, such Borrower shall furnish the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

                  6.2      Illegality.

                           (a)      If the Bank determines that the introduction
of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Public Authority has asserted that it is unlawful, for the Bank or its applicable lending office to make IBOR Rate Loans, then, on notice thereof by the Bank to the Parent, any obligation of the Bank to make IBOR Rate Loans shall be suspended until the Bank notifies the Borrowers that the circumstances giving rise to such determination no longer exist.

                           (b)      If the Bank determines that it is unlawful
to maintain any IBOR Rate Loan, each Borrower shall, upon Parent's receipt of notice of such fact and demand from the Bank, prepay in full such IBOR Rate Loans then outstanding, together with interest accrued thereon and amounts required under Section 6.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such IBOR Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such IBOR Rate Loan. If a Borrower is required to so prepay any IBOR Rate Loans then concurrently with such prepayment, such Borrower shall borrow from the Bank, in the amount of such repayment, a Base Rate Loan.

                  6.3      Increased Costs and Reduction of Return.

                           (a)      If the Bank determines that, due to either
(i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by the Lends with any guideline or request from any central bank or other Public Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any IBOR Rate Loans, then the Borrowers shall be liable for, and shall from time to time, upon demand, pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.

                           (b)      If the Bank shall have determined that (i)
the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Public Authority charged with the interpretation or administration thereof, or
(iv) compliance by the Bank or any corporation controlling the Bank with any Capital Adequacy
                                       30

Regulation, affects or would affect the amount of capital, reserves, or special deposits required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital, reserves, or special deposits is increased as a consequence of its loans, credits or obligations under this Agreement, then, upon demand of the Bank to the Parent, the Borrowers shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase. Notwithstanding the foregoing, all such amounts shall be subject to the provisions of Section 3.3. Any request for additional amounts pursuant to this
Section 6.3 shall be accompanied by a statement setting forth in reasonable detail the calculations forming the basis for such request.

                  6.4 Funding Losses. The Borrowers, jointly and severally, shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

                           (a)      the failure of any Borrower to make on a
timely basis any payment of principal of any IBOR Rate Loan;

                           (b)      the failure of any Borrower to borrow,
continue or convert a Loan after Parent has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

                           (c)      the prepayment or other payment (including
after acceleration thereof) of an IBOR Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its IBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

                  6.5 Inability to Determine Rates. If the Bank determines that for any reason adequate and reasonable means do not exist for determining the IBOR Rate for any requested Interest Period with respect to a proposed IBOR Rate Loan, or that the IBOR Rate for any requested Interest Period with respect to a proposed IBOR Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will promptly so notify the Parent. Thereafter, the obligation of the Bank to make or maintain IBOR Rate Loans hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Parent may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Parent does not revoke such Notice, the Bank shall make, convert or continue the Loans, as proposed by the Parent, in the amount specified in the applicable notice submitted by the Parent, but such Loans shall be made, converted or continued as Base Rate Loans instead of IBOR Rate Loans.

                  6.6 Survival. The agreements and obligations of the Borrowers in this Section 6 shall survive the payment of all other Obligations.

         7.       COLLATERAL.

                  7.1      Grant of Security Interest.

                           (a)      As security for the Obligations, each
Borrower hereby grants to the Bank a continuing security interest in, lien on, and assignment of: (i) all of each Borrower's Receivables, Inventory, Equipment, General Intangibles, Proprietary Rights, documents instruments, chattel paper, and Proceeds, wherever located and whether now existing or hereafter arising or acquired; (ii) all moneys, securities, financial assets, investment property and other property and the Proceeds thereof, now or hereafter held or received by, or in transit to, the Bank from or for the Borrowers, whether for safekeeping, pledge, custody, transmission, collection or otherwise, including, without limitation, all of the Borrowers' deposit accounts, credits and balances with the Bank and all claims of the Borrowers against the Bank at any time existing;
(iii) all of each Borrower's deposit accounts with any financial institutions with which Borrowers maintain deposits; and (iv) all books, records and other Property relating to or referring to any of the foregoing, including, without limitation all books, records, ledger cards, data processing records, computer software and other property, relating to the Receivables, General Intangibles, Inventory, Equipment, Proprietary Rights, Proceeds, and other property referred to above (all of the foregoing, and all other property in which the Bank may at any time be granted a Lien, being herein collectively referred to as the "Collateral"). The Bank shall have all of the rights of a secured party with respect to the Collateral under the UCC and other applicable laws.

                           (b)      The Bank may, in its sole discretion, (i)
exchange, waive, or release any of the Collateral, (ii) apply Collateral and direct the order or manner of sale thereof as the Bank may determine, and (iii) settle, compromise, collect, or otherwise liquidate any Collateral in any manner, all without affecting the Obligations or the Bank's right to take any other action with respect to any other Collateral.

                  7.2 Perfection and Protection of Security Interest. Each Borrower shall, at its expense, perform all steps requested by the Bank at any time to perfect, maintain, protect, and enforce the Security Interest including, without limitation: (a) executing and recording of the Patent and Trademark Assignments and executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Bank; (b) delivering to the Bank, for notation of its Security Interest, the original certificates of title for motor vehicles; (c) delivering to the Bank the originals of all instruments, documents, and chattel paper, and all other Collateral of which the Bank determines it should have physical possession in order to perfect and protect the Security Interest therein, duly endorsed or assigned to the Bank without restriction; (d) delivering to the Bank warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued; (e) at any time during which an Event of Default shall have occurred and be continuing, transferring Inventory to warehouses designated by the Bank; (f) placing notations on each Borrower's books of account to disclose the Security Interest; (g) executing and delivering to the Bank a security agreement relating to the Reversions in form and substance satisfactory to the Bank; (h) delivering to the Bank all letters of credit on which the Borrowers are named beneficiary; and (i) taking such other steps as are deemed necessary by the Bank to maintain the Security Interest. To the extent permitted by applicable law, the Bank may file, without any Borrower's signature, one or more financing statements disclosing the Security Interest. The Borrowers agree that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession

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or control of any warehouseman, bailee or any agents or processors of any
Borrower, then such Borrower shall notify the Bank thereof and upon request of the Bank, shall notify such Person of the Security Interest in such Collateral and, upon the Bank's request, instruct such Person to hold all such Collateral for the Bank's account subject to the Bank's instructions. If at any time any Collateral is located on any Premises that are not owned by a Borrower, then upon request of the Bank, the applicable Borrower shall obtain written waivers, in form and substance satisfactory to the Bank, of all present and future Liens to which the owner or lessor or any mortgagee of such Premises may be entitled to assert against the Collateral. From time to time, each Borrower shall, upon Bank's request, execute and deliver confirmatory written instruments pledging to the Bank the Collateral, but such Borrower's failure to do so shall not affect or Limit the Security Interest or the Bank's other rights in and to the Collateral. So long as this Agreement is in effect and until all Obligations have been fully satisfied, the Security Interest shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Availability or as the basis for any advance, loan, extension of credit, or other financial accommodation).

                  7.3 Location of Collateral. The Borrowers, jointly and severally, represent and warrant to the Bank that: (a) Schedule 7.3 hereto is a correct and complete list of each Borrower's chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business and (b) Schedule 7.3 correctly identifies any of such facilities and locations that are not owned by a Borrower and sets forth the names of the owners and lessors or sublessors of such facilities and locations. Each Borrower covenants and agrees that it will not maintain any Collateral at any location other than those listed on Schedule 7.3, and it will not otherwise change or add to any of such locations, unless it gives the Bank at least 30 days prior written notice thereof and executes any and all financing statements and other documents that the Bank requests in connection therewith.

                  7.4 Title to, Liens on, and Sale and Use of Collateral. The Borrowers, jointly and severally, represent and warrant to the Bank that:
(a) all Collateral is and will continue to be owned by the applicable Borrower free and clear of all Liens whatsoever, except for the Security Interest and other Permitted Liens; (b) the Security Interest will not be subject to any prior Lien except for the Liens described in clauses (c), (e), (f), (h) and (j) of the definition of Permitted Liens; (c) each Borrower will use, store, and maintain the Collateral with all reasonable care and will use the Collateral for lawful purposes only; and (d) no Borrower will, without the Bank's prior written approval, sell lease, or dispose of or permit the sale or disposition of the Collateral or any portion thereof, except for sales of Inventory in the ordinary course of business and as permitted by Section 7.9. The inclusion of Proceeds in the Collateral shall not be deemed the Bank's consent to any sale or other disposition of the Collateral except as expressly permitted herein.

                  7.5 Access and Examination. The Bank may at all reasonable times have access to, examine, audit, make extracts from and inspect each Borrower's records, files, and books of account and the Collateral and may discuss each Borrower's affairs with its officers and management. Each Borrower will deliver to the Bank any instrument necessary for the Bank to obtain records from any service bureau maintaining records for the Borrowers. The Bank may, at any time when an Event of Default exists and at the Borrowers' expense, make copies of all of the Borrowers' books and records, or require the Borrowers to deliver such copies to the Bank.

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

The Bank may, without expense to the Bank, use such of the Borrowers' personnel, supplies, and Premises as may be reasonably necessary for maintaining or enforcing the Security Interest. Bank shall have the right, at any time when an Event of Default exists, in Bank's name or in the name of a nominee of the Bank, to verify the validity, amount or any other matter relating to the Accounts, by mail, telephone, or otherwise.

                  7.6 Insurance. The Borrowers shall insure the Collateral against loss or damage by fire with extended coverage, theft, burglary, pilferage, loss in transit, and such other hazards as the Bank shall specify, in amounts, under policies and by insurers acceptable to the Bank. Each Borrower shall cause the Bank to be named in each such policy as secured party and loss payee with respect to the Collateral or additional insured, in a manner acceptable to the Bank. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days prior written notice to the Bank in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Bank shall not be impaired or invalidated by any act or neglect of the Borrowers or the owner of any premises where Collateral is located nor by the occupation of such premises for purposes more hazardous than are permitted by such policy. The Borrowers shall also pay all premiums for such insurance when due, and shall deliver to the Bank certificates of insurance and, if requested, photocopies of the policies. If the Borrowers fail to pay such fees or to procure such insurance or the premiums therefor when due, the Bank may (but shall not be required to) do so and charge the costs thereof to the Borrowers' loan account as a Revolving Loan. The Borrowers shall promptly notify the Bank of any loss, damage, or destruction to the Collateral or arising from its use, whether or not covered by insurance. At any time that an Event of Default exists the Bank shall have the right to deal directly with the insurers, and to collect all insurance proceeds directly and apply any amounts received to the Obligations; at all other times, the Borrowers may use proceeds of insurance to repair, replace, or restore any loss or damage to the Collateral, to repay the Obligations, or for any other purpose not prohibited by this Agreement.

                  7.7      Accounts.

                           (a)      Each Borrower hereby represents and warrants
to the Bank and agrees with the Bank that: (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by such Borrower, or rendition of services by such Borrower, in the ordinary course of such Borrower's business; (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Bank, without offset, deduction, defense, or counterclaim; (iii) no payment will be received with respect to any Account, and no credit, discount, or extension, or agreement therefor will be granted on any Account, except as reported to the Bank in accordance with this Agreement; (iv) each copy of an invoice delivered to the Bank by the Borrowers will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (v) all goods described in each invoice will have been delivered to the Account Debtor and all services of the Borrowers described in each invoice will have been performed.

                           (b)      No Borrower shall accept any note or other
instrument (except a check or other instrument for the immediate payment of money) with respect to any Account without the Bank's written consent. If the Bank consents to the acceptance of any such note or other instrument, it shall be considered as evidence of the Account and not payment thereof, and the applicable Borrower will promptly deliver such note or instrument to the Bank appropriately endorsed. Regardless of the form of presentment, demand, notice of dishonor, protest, and notice of protest with respect thereto, the applicable Borrower will remain liable thereon until such note or instrument is paid in full.

                           (c)      If required by the Bank at any time that an
Event of Default exists, each Borrower shall notify the Bank promptly of all disputes and claims with account debtors and settle or adjust them at no expense to the Bank, but no discount, credit or allowance shall be granted to any account debtor without the Bank's consent. If required by the Bank at any time that an Event of Default exists, each Borrower shall send the Bank copies of all credit memoranda. The Bank may at all times when an Event of Default exists hereunder settle or adjust disputes and claims directly with customers or account debtors for amounts and upon terms which the Bank considers advisable and, in all cases, the Bank will credit the applicable Borrower's loan account with only the net amounts received by the Bank in payment of any Accounts.

                           (d)      At any time that an Event of Default exists
the Bank or the Bank's designee may notify obligors that the Accounts have been assigned to the Bank and of the Security Interest therein, and may collect them directly and charge the collection costs and expenses to such Borrower's loan account as a Base Rate Revolving Loan. At the Bank's request, each Borrower shall execute and deliver to the Bank such documents as the Bank shall require to grant the Bank access to any post office box in which collections of Accounts are received.

                  7.8 Inventory. Each Borrower represents and warrants to the Bank that all of the Inventory is and will be held for sale or lease, or to be furnished in connection with the rendition of services in the ordinary course of the applicable Borrower's business and is and will be fit for such purposes. Each Borrower will keep the Inventory in good and marketable condition, at its own expense. No Borrower will, without prior written notice to the Bank, acquire or accept any Inventory other than ink supplies on consignment or approval. Each Borrower agrees that all Inventory will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder.

                  7.9 Equipment. Each Borrower represents and warrants to the Bank that all of the Equipment is and will be used or held for use in the applicable Borrower's business and is and will be fit for such purposes. Each Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof. Each Borrower shall promptly inform the Bank of any material additions to or deletions from the Equipment. No Borrower shall permit any Equipment to become a fixture to real property or an accession to other personal property, unless the Bank has a valid, perfected, and first priority Security Interest in such real or personal property. No Borrower will, without the Bank's prior written consent, alter or remove any identifying symbol or number on the Equipment. No Borrower shall, without the Bank's prior written consent, sell, lease as a lessor, or otherwise dispose of any of the Equipment other than obsolete or unusable Equipment disposed of in the ordinary course.

                  7.10 Documents, Instruments, and Chattel Paper. Each Borrower represents and warrants to the Bank that: (a) all documents, instruments, and chattel paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine; and (b) all goods evidenced by such documents, instruments, and chattel paper are and will be owned by the applicable Borrower free and clear of all Liens other than Permitted Liens.

                  7.11 Power of Attorney. Each Borrower hereby appoints the Bank and the Bank's designees as such Borrower's attorney, with power: (a) to endorse a Borrower's name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Bank's possession; (b) to sign a Borrower's name on any invoice, bill of lading, or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records, on verifications of Accounts and on notices to Account Debtors; (c) to notify the post office authorities, when an Event of Default exists, to change the address for delivery of the applicable Borrowers' mail to an address designated by the Bank and to receive and open all mail addressed to such Borrower; (d) to send requests for verification of Accounts to Account Debtors; and (e) to do all things necessary to carry out this Agreement. Neither the Bank nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except to the extent resulting from the gross negligence or willful misconduct of the Bank, its officers, directors, employees or agents. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

                  7.12 Right to Cure. The Bank may, in its sole discretion and at any time, pay any amount or do any act required of any Borrower hereunder, to preserve, protect, maintain or enforce the Obligations, the Collateral or the Security Interest, and which such Borrower fails to pay or do, including, without limitation, payment of any judgment against a Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord's claim, and any other Lien upon or with respect to the Collateral. All payments that the Bank makes under this Section 7.12 and all out-of-pocket costs and expenses that the Bank pays or incurs in collection with any action taken by it hereunder shall be charged to the applicable Borrower's loan account as a Base Rate Revolving Loan. Any payment made or other action taken by the Bank under this Section 7.12 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

                  7.13 Bank's Rights, Duties, and Liabilities. Each Borrower assumes all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. Neither the Bank nor any of its officers, directors, employees, and agents shall be liable or responsible in any way for the safekeeping of any of the Collateral, or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto, or for any diminution in the value thereof, or for any act of default or any warehouseman, carrier, forwarding agency or other person whomsoever, except to the extant resulting from the gross negligence or willful misconduct of the Bank, its officers, directors, employees or agents, all of which shall be at such Borrower's sole risk. The Obligations shall not be affected by any failure of the Bank to take any steps to perfect the Security Interest or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Borrower from any of the Obligations. The Bank may (but shall not be required to), without notice to or consent from the applicable Borrower, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of such Borrower for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Bank and such Borrower.

         8.       BOOKS AND RECORDS, FINANCIAL INFORMATION, NOTICES.

                  8.1 Books and Records. Each Borrower shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP consistent with those applied in the preparation of the Financial Statements. Each Borrower shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of Property and bad debts, all in accordance with GAAP. At any time that Bank has limited the maximum amount of Borrowings and Letters of Credit pursuant to Section 2.1(b), each Borrower shall maintain such books and records pertaining to the Collateral in such detail, form, and scope as the Bank shall reasonably require, including without limitation records of: (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejections repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.

                  8.2 Financial and Other Information. Each Borrower shall promptly furnish to the Bank or its agents all such financial information as the Bank shall reasonably request, and notify its auditors and accountants that the Bank is authorized to obtain such information directly from them. Without limiting the foregoing, each Borrower and its Subsidiaries will furnish to the Bank, in such detail as the Bank shall request, the following:

                           (a)      As soon as available, but in any event not
later than 90 days after the close of each Fiscal Year, consolidated audited balance sheets, and statements of income and expanse, and cash flow statements for the Borrowers and their consolidated Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Borrowers and their consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards and accompanied by a report thereon unqualified as to scope by independent certified public accountants selected by the Parent and reasonably satisfactory to the Bank.

                           (b)      As soon as available, but in any event not
later than 30 days after the end of each month, consolidated unaudited balance sheets of the Borrowers and their consolidated Subsidiaries as at the end of such month, and consolidated unaudited statements of income and expenses and cash flow statements for the Borrowers and their consolidated Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of the Borrowers and their consolidated Subsidiaries as at the date thereof and for such periods, and prepaid in accordance with GAAP consistent with the audited Financial Statements required pursuant to Section 8.2(a). Such statements shall be certified to be correct by the chief financial or accounting officer of the Parent, subject to normal year-end adjustments.

                           (c)      With each of the audited Financial
Statements delivered pursuant to Section 8.2(a), a certificate of the independent certified public accountants that examined such statements to the effect that they have reviewed and are familiar with the Loan Documents and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default, except for those, if any, described in reasonable detail in such certificate.

                           (d)      As soon as available, but in any event not
later than 45 days after the end of each fiscal quarter, a certificate of the chief executive or chief financial officer of the Parent (i) setting forth in reasonable detail the calculations required to establish that the Borrowers were in compliance with its covenants set forth in Sections 10.19 through 10.22 during the preceding fiscal quarter, and (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are correct and complete as at the date of such certificate as if made at such time, and (B) no Default or Event of Default then exists or existed during the immediately preceding fiscal quarter and as of the date of such certificate. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Borrowers have taken or propose to take with respect thereto.

                           (e)      Promptly after their preparation, copies of
any and all proxy statements, financial statements, and reports which any Borrower makes available to its stockholders.

                           (f)      Promptly after filing with the PBGC, DOL, or
IRS, a copy of each annual report or other filing or notice filed with respect to each Plan of any Borrower or any ERISA Affiliate.

                           (g)      Promptly, and in any event within 30 days of
the receipt thereof, copies of any management letter received from the independent certified accountants retained by each Borrower.

                           (h)      At any time that the Bank has limited the
maximum amount of Borrowings pursuant to Section 2.1(b), each Borrower will provide the Bank with "borrowing base" certificates and other reports and information concerning such Borrower's Accounts and Inventory, in such form and detail, and at such frequency, as the Bank shall require, including without limitation schedules of credit memos and reports, schedules of collections of Account, schedules of remittance advices, agings of Accounts and accounts payable and reports of Inventory balances. If any Borrower's records or reports of the Collateral are prepared by an accounting service or other agent, such Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Bank.

                           (i)      Such additional information as the Bank may
from time to time reasonably request regarding the financial and business affairs of any Borrower or any Subsidiary, including, without limitation, projections of future operations on both a consolidated and consolidating basis.

                  8.3 Notices to Bank. Each Borrower shall notify the Bank in writing of the following matters at the following times:

                           (a)      Immediately after becoming aware of the
existence of any Default or Event of Default.

                           (b)      Immediately after becoming aware that the
holder of any capital stock of any Borrower or of any Debt has given notice or taken any action with respect to a claimed default.

                           (c)      Immediately after becoming aware of any
material adverse change in any Borrower's Property, business, operations, or condition (financial or otherwise).

                           (d)      Immediately after becoming aware of any
pending or threatened action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Public Authority, which may materially and adversely affect the Collateral, the repayment of the Obligations, the Banks rights under the Loan Documents, or any Borrower's Property, business, operations, or condition (financial or otherwise).

                           (e)      Immediately after becoming aware of any
pending or threatened strike, work stoppage, material unfair labor practice claim, or other material labor dispute affecting any Borrower or any of its Subsidiaries.

                           (f)      Immediately after becoming aware of any
violation of any law, statute, regulation, or ordinance of a Public Authority applicable to any Borrower, any Subsidiary, or their respective Properties which may materially and adversely affect the Collateral, the repayment of the Obligations, the Bank's rights under the Loan Documents, or such Borrower's Property, business, operations, or condition (financial or otherwise).

                           (g)      Immediately after becoming aware of any
violation by any Borrower of Environmental Laws or immediately upon receipt of and any notice that a Public Authority has asserted that such Borrower is not in compliance with Environmental Laws or that its compliance is being investigated.

                           (h)      Thirty (30) days prior to any Borrower
changing its name or the address of its chief executive office.

                           (i)      Immediately after becoming aware of any
ERISA Event, accompanied by any materials required to be filed with the PBGC with respect thereto; immediately after any Borrower's receipt of any notice concerning the imposition of any withdrawal liability under Section 4042 of ERISA with respect to a Plan; immediately upon the establishment of any Pension Plan not existing at the Closing Date or the commencement of contributions by any Borrower to any Pension Plan to which such Borrower was not contributing at the Closing Date; and immediately upon becoming aware of any other event or condition regarding a Plan or any Borrower's or an ERISA Affiliate's compliance with ERISA, which may materially and adversely affect such Borrower's Property, business, operation, or condition (financial or otherwise).

Each notice given under this Section 8.3 shall describe the subject matter thereof in reasonable detail and shall set forth the action that the applicable Borrower has taken or proposes to take with respect thereto.

         9. GENERAL WARRANTIES AND REPRESENTATIONS. The Borrowers, jointly and severally, continuously warrant and represent to the Bank, at all times during the term of this Agreement and until all Obligations have been satisfied, that, except as hereafter disclosed to and accepted by the Bank in writing:

                  9.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each Borrower has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents, to incur the Obligations, and to grant the Security Interest. Each Borrower has taken all necessary corporate action (including, without limitation, obtaining approval of its stockholders) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents. No consent, approval or authorization of, or declaration or filing with, any Public Authority, and no consent of any other Person, is required in connection with any Borrower's execution, delivery, and performance of this Agreement and the other Loan Documents, except for those already duly obtained. This Agreement and the other Loan Documents have been duly executed and delivered by each Borrower and constitutes the legal, valid and binding obligation of each Borrower, enforceable against it in accordance with its terms without defense, setoff, or counterclaim. No Borrower's execution, delivery, and performance of this Agreement and the other Loan Documents does or will conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the Property of such Borrower or any of its Subsidiaries (except as contemplated by this Agreement and the other Loan Documents) by reason of the terms of (a) any mortgage, lease, agreement, or instrument to which such Borrower or any of its Subsidiaries is a party or which is binding upon it, (b) any judgment, law, statute, rule or governmental regulation applicable to such Borrower or any of its Subsidiaries, or (c) the Certificate or Articles of Incorporation or By-Laws of such Borrower or any of its Subsidiaries.

                  9.2 Validity and Priority of Security Interest. The provisions of this Agreement, and the other Loan Documents create legal and valid Liens on all the Collateral in the Bank's favor, and when all proper filings, recordings, and other actions necessary to perfect such Liens have been made or taken, such Liens will constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral except for the Permitted Liens identified in Section 7.4 and enforceable against each Borrower and all third parties.

                  9.3 Organization and Qualification. Each Borrower: (a) is duly incorporated and organized and validly existing in good standing under the laws of the State of its incorporation; (b) is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the failure to so qualify would not have a material adverse effect on its business or financial condition or on its ability to enforce collection of Accounts; and
(c) has all requisite power and authority to conduct its business and to own its Property.

                  9.4 Corporate Name; Prior Transactions. No Borrower has, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its Property out of the ordinary course of business, except as set forth on Schedule 9.4.

                  9.5 Subsidiaries and Affiliates. Schedule 9.5 is a correct and complete list of the name and relationship to each Borrower of each and all of the applicable Borrower's Subsidiaries and other Affiliates (other than Affiliates of Parent of the type described in clause (b) of the definition "Affiliate"). Each Subsidiary is (a) duly incorporated and organized and validly existing in good standing under the laws of its state of incorporation set forth on Schedule 9.5, and (b) qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the failure to do so would have a material adverse effect on its business or financial condition or on its ability to enforce collection of Accounts.

                  9.6 Financial Statements. The Borrowers have delivered to the Bank the audited balance sheet and related statements of income, retained earnings, changes in financial position, and changes in stockholders equity for the Borrowers as of May 31, 2003 and for the Fiscal Year then ended, accompanied by the report thereon of the Borrowers' independent certified public accountants. The Borrowers have also delivered to the Bank the unaudited balance sheet and related statements of income and changes in financial position for Borrowers, as at February 28, 2004. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly the Borrowers' financial position as at the dates thereof and its results of operations for the periods then ended.

                  9.7      Intentionally Omitted.

                  9.8 Solvency. Parent, on a consolidated basis, is Solvent prior to and after giving effect to the making of each Revolving Loan, the Term Loan and the issuance of each Letter of Credit.

                  9.9 Debt. No Borrower has any Debt, except (a) the Obligations, (b) Debt set forth in the most recent Financial Statements delivered to the Bank, or the notes thereto, (c) trade payables and other contractual obligations arising in the ordinary course of business since the date of such Financial Statements, and (d) Debt incurred since the date of such Financial Statements to finance Capital Expenditures permitted hereby.

                  9.10     Intentionally Omitted.

                  9.11 Title to Property. Except for Property which a Borrower leases, each Borrower has good and marketable title in fee simple to, or a valid leasehold interest in, its

Premises and good, indefeasible, and merchantable title to all of its other Property including, without limitation, the assets reflected on the most recent Financial Statements delivered to the Bank, except as disposed of since the date thereof in the ordinary course of business.

                  9.12 Adequate Assets. Each Borrower possesses adequate assets for the conduct of its business.

                  9.13 Real Property; Leases. Schedule 9.13 is a correct and complete list of all real property owned by each Borrower, all leases and subleases of real or personal property by such Borrower as lessee or sublessee, and all leases and subleases of real or personal property by such Borrower as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect and no default by any party to any such lease or sublease exists.

                  9.14 Proprietary Rights. Schedule 9.14 is a correct and complete list of each Borrower's Proprietary Rights. None of the Proprietary Rights are subject to any Licensing agreement or similar arrangement except as set forth on Schedule 9.14. None of the Proprietary Rights infringe on or conflict with any other Person's Property and no other Person's Property infringes on or conflicts with the Proprietary Rights. The Proprietary Rights described on Schedule 9.14 constitute all of the Property of such type necessary to the current and anticipated future conduct of each Borrower's business.

                  9.15 Trade Names and Terms of Sale. All trade names or styles under which each Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on
Schedule 9.15.

                  9.16 Litigation. Except as set forth on Schedule 9.16, there is no pending or, to the best of any Borrower's knowledge, threatened, action, suit, proceeding, or counterclaim by any Person, or investigation by any Public Authority, or any basis for any of the foregoing, which may materially and adversely affect the Collateral, the repayment of the Obligations, the Bank's rights under the Loan Documents, or any Borrower's Property, business, operations, or condition (financial or otherwise).

                  9.17 Restrictive Agreements. No Borrower is a party to any contract or agreement, or subject to any charter or other corporate restriction, which affects its ability to execute, deliver, and perform the Loan Documents, and repay the Obligations or which materially and adversely affects such Borrower's Property, business, operations, or condition (financial or otherwise).

                  9.18     Labor Disputes. Except as set forth on Schedule 9.18:
(a) there is no collective bargaining agreement or other labor contract covering employees of any Borrower or any of its Subsidiaries; (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement; (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Borrower or any of its Subsidiaries or for any similar purpose; and (d) there is no pending or, to the best of any Borrower's knowledge, threatened strike, work stoppage, material unfair labor practice claims, or other material labor dispute against or affecting any Borrower, or any of its Subsidiaries or their respective employees.

                  9.19     Environmental Laws. Except as otherwise disclosed on
Schedule 9.19:

                           (a)      Each Borrower and its Subsidiaries have
complied in all material respects with all Environmental Laws applicable to its Premises and business, and no Borrower or any Subsidiary nor any of its present Premises or operations, nor its past property or operations, is subject to any enforcement order from or liability agreement with any Public Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

                           (b)      Each Borrower and its Subsidiaries have
obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and each Borrower and its Subsidiaries are in compliance with all terms and conditions of such permits.

                           (c)      No Borrower or any of its Subsidiaries, nor,
to the best of any Borrower's knowledge, any of its predecessors in interest, has stored, treated or disposed of any hazardous waste on any Premises, as defined pursuant to 40 CFR Part 261 or any equivalent Environmental Law.

                           (d)      No Borrower or any of its Subsidiaries has
received any summons, complaint, order or similar written notice that it is not currently in compliance with, or that any Public Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

                           (e)      None of the present or past operations of
any Borrower or its Subsidiaries is the subject of any investigation by any Public Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

                           (f)      There is not now, nor to the best of any
Borrower's knowledge has there ever been on or in such Borrower's Premises:

                                    (i)      any underground storage tanks or
         surface impoundments,

                                    (ii)     any asbestos containing material,
         or

                                    (iii)    any polychlorinated biphenyls
         (PCB's) used in hydraulic oils, electrical transformers or other equipment.

                           (g)      No Borrower or any of its Subsidiaries has
filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted release or discharge of a Contaminant into the environment.

                           (h)      No Borrower or any of its Subsidiaries has
entered into any negotiations or settlement agreements with any Person (including, without limitation, the prior owner of its property) imposing material obligations or liabilities on such Borrower or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

                           (i)      None of the products manufactured,
distributed or sold by any Borrower or any of its Subsidiaries contain asbestos material.

                           (j)      No Environmental Lien has attached to any
Premises of any Borrower or any of its Subsidiaries.

                  9.20 No Violation of Law. No Borrower is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation would in any respect materially and adversely affect the Collateral, the repayment of the Obligations, the Bank's rights under the Loan Documents, or such Borrower's Property, business, operations, or condition (financial or otherwise).

                  9.21 No Default. No Borrower is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which such Borrower is a party or bound, which default could reasonably be expected to materially and adversely affect the Collateral, the repayment of the Obligations, the Bank's rights under the Loan Documents, or such Borrower's Property, business, operations, or condition (financial or otherwise).

                  9.22     ERISA Compliance. Except as specifically disclosed in
Schedule 9.22:

                           (a)      Each Plan is in compliance in all material
respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of each Borrower, nothing has occurred which would cause the loss of such qualification. Each Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the Code has been made with respect to any Plan.

                           (b)      There are no pending or, to the best
knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Public Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect on such Borrower's business or operations. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect on any Borrower's business or operations.

                           (c)      (i) No ERISA Event has occurred or is
reasonably expected to occur; (ii) no Pension Plan has any unfunded pension liability; (iii) no Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of

ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could subject any Person to Section 4069 or 4212(c) of ERISA.

                  9.23 Taxes. Each Borrower and its Subsidiaries have filed all tax returns and other reports required to be filed and have paid all Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that are otherwise due and payable.

                  9.24 Use of Proceeds. None of the transactions contemplated in this Agreement (including, without limitation, the use of proceeds from the Loans) will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), 12 CFR, Chapter II. No Borrower owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation U or G. None of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

                  9.25     No Material Adverse Change. Except as disclosed on
Schedule 9.25, no material adverse change has occurred in any Borrower's Property, business, operations, or condition (financial or otherwise) since February 28, 2004.

                  9.26 Disclosure. Neither this Agreement nor any document or statement furnished to the Bank by or on behalf of any Borrower hereunder contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         10. AFFIRMATIVE AND NEGATIVE COVENANTS. The Borrowers, jointly and severally, covenant that, so long as any of the Obligations remain outstanding or this Agreement is in effect:

                  10.1 Taxes and Other Obligations. Each Borrower and each of its Subsidiaries shall: (a) file when due, subject to any extensions granted by the applicable taxing authority, all tax returns and other reports which it is required to file, pay, or provide for the payment, when due, of all Taxes, fees, assessments and other governmental charges against it or upon its Property, income, and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and shall provide to the Bank, upon request, satisfactory evidence of its timely compliance with the foregoing; and (b) pay when due all Debt owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided however that any such Borrower and its Subsidiaries need not pay any tax, fee, assessment, governmental charge, or Debt, or perform or discharge any other obligation, that it is contesting in good faith by appropriate proceedings diligently pursued.

                  10.2 Corporate Existence and Good Standing. Each Borrower and each of its Subsidiaries shall maintain its corporate existence and its qualification and good standing in all states necessary to conduct its business and own its Property, and shall obtain and maintain all licenses, permits, franchises and governmental authorizations necessary to conduct its business and own its Property.

                  10.3 Compliance with Law and Agreements. Each Borrower and each of its Subsidiaries shall comply with the terms and provisions of each judgment, law, statute, rule, and governmental regulation applicable to it and each contract, mortgage, lien, lease, indenture, order, instrument, agreement, or document to which it is a party or by which it is bound.

                  10.4 Maintenance of Property and Insurance. Each Borrower and each of its Subsidiaries shall: (a) maintain all of its Property necessary and useful in its business in good operating condition and repair, ordinary wear and tear excepted; and (b) in addition to the insurance required by Section 7.6, maintain with financially sound and reputable insurers such other insurance with respect to its Property and business against casualties and contingencies of such types (including, without limitation, business interruption, environmental liability, public liability, product liability, and larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary for Persons of established reputation engaged in the same or a similar business and similarly situated, naming the Bank, at its request, as additional insured under each such policy.

                  10.5 Environmental Laws. Each Borrower shall conduct its business in full compliance with all Environmental Laws applicable to it, including, without limitation, those relating to such Borrower's generation, handling, use, storage, and disposal of hazardous and toxic wastes and substances. Each Borrower shall take prompt and appropriate action to respond to any noncompliance with Environmental Laws and shall regularly report to the Bank on such response. Without limiting the generality of the foregoing, whenever any Borrower gives notice to the Bank pursuant to Section 8.3(g) such Borrower shall at the Bank's request and the applicable Borrowers' expense: (a) cause an independent environmental engineer acceptable to the Bank to conduct such tests of the site where such Borrower's noncompliance or alleged noncompliance with Environmental Laws has occurred and prepare and deliver to the Bank a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and (b) provide to the Bank a supplemental report of such engineer whenever the scope of the environmental problems, or the Borrowers' response thereto or the estimated costs thereof, shall change.

                  10.6 ERISA. Each Borrower shall cause each Plan, which has been designated to be so, to be qualified within the meaning of Section 401(a) of the Code and to be administered in all respects in compliance with Section 401(a) of the Code. Each Borrower shall cause each Plan to be administered in all respect in compliance with ERISA.

                  10.7 Mergers, Consolidations or Sales. No Borrower or any of its Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its Property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except sales of Inventory in the ordinary course of its business and sales of Equipment permitted by Section 7.9 and transactions permitted by Section 10.17.

                  10.8 Distributions; Capital Changes. No Borrower or any of its Subsidiaries shall: (a) directly or indirectly declare or make, or incur any liability to make, any Distribution, except (i) Distributions to a Borrower by a Subsidiary wholly owned by such Borrower, subject to the limitations set forth in Section 10.13 hereof and (ii) Distributions made by the Borrowers not exceeding in the aggregate $1,500,000 in any fiscal year provided that immediately prior and after giving effect to the payment of such Distribution, no Default or Event of Default shall have occurred and be continuing or would result therefrom or (b) make any change in its capital structure which could adversely affect the repayment of the Obligations.

                  10.9 Transactions Affecting Collateral or Obligations. No Borrower or any of its Subsidiaries shall enter into any transaction which materially and adversely affects the Collateral taken as a whole or such Borrower's ability to repay the Obligations.

                  10.10 Guaranties. No Borrower or any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except Guaranties in favor of the Bank or any Related Party or affiliate of the Bank and endorsements of instruments for deposit.

                  10.11 Debt. No Borrower or any of its Subsidiaries shall incur or maintain any Debt, other than: (a) the Obligations; (b) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (c) other Debt existing on the Closing Date and reflected in the Financial Statements or any refinancing thereof; (d) Debt consisting of Capital Leases or purchase money Debt in each case incurred solely to acquire an item of Equipment, incurred concurrently with the acquisition thereof and secured solely by a Lien on the Equipment so acquired; provided that the amount of each such Debt does not exceed the price of the Equipment so purchased and the aggregate amount of all such Debt shall not exceed $2,000,000 and (e) Debt to GECC evidenced by the GECC Lease.

                  10.12 Prepayment. No Borrower or any of its Subsidiaries shall voluntarily prepay any Debt, except (a) the Obligations and (b) the GECC Lease in connection with the exercise of any purchase or termination option or the payment of stipulated loss value thereunder.

                  10.13 Transactions with Affiliates. Except as set forth below and as disclosed on Schedule 9.5, no Borrower or any of its Subsidiaries shall: sell, transfer, distribute, or pay any money or Property to any Affiliate, or lend or advance money or Property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness or any Property of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate, except so long as no Event of Default has occurred and is continuing or would be created thereby (a) each Borrower and its Subsidiaries may engage in transactions with Affiliates in the ordinary course of business in amounts and upon terms fully disclosed to the Bank and no less favorable to such Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a third party who is not an Affiliate, (b) Borrowers may pay Distributions to the Parent and
(c) Parent may make intercompany loans to any other Borrower and each Borrower (other than Parent) may make intercompany loans to any other Borrower.

                  10.14 Business Conducted. No Borrower or any of its Subsidiaries shall engage, directly or indirectly, in any line of business other than the businesses in which such Borrower and its Subsidiaries are engaged on the Closing Date.

                  10.15 Liens. No Borrower or any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any Property now owned or hereafter acquired by any of them, except Permitted Liens.

                  10.16 Sale and Leaseback Transactions. No Borrower or any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for such Borrower or a Subsidiary to lease or rent Property that such Borrower or a Subsidiary has or will sell or otherwise transfer to such Person.

                  10.17 Additional Subsidiaries. No Borrower shall, directly or indirectly, acquire or create any Subsidiary other than as described on
Schedule 9.5 hereof or in a transaction or series of transactions permitted by this Section 10.17. Any Borrower may from time to time acquire or create any Subsidiary provided that the following requirements of this Section 10.17 are satisfied:

                           (a)      the Parent shall have notified the Bank in
writing not less than ten (10) Business Days prior to the consummation of such acquisition or creation;

                           (b)      in the case of an acquisition, the board of
directors or other appropriate governing body of the Person to be acquired (the "Target") shall have approved in writing such acquisition;

                           (c)      the Target shall be engaged in a line of
business substantially the same as a line of business engaged in by a Borrower;

                           (d)      in the case of an acquisition, if the total
consideration paid or payable in connection with all such acquisitions made in any Fiscal Year equals or exceeds $1,000,000 the Parent shall have received the Bank's prior written consent thereto;

                           (e)      immediately before and after giving effect
to such acquisition or creation, no Default or Event or Default shall exist on either an actual or a pro forma basis; and

                           (f)      such Subsidiary shall promptly and in any
event within ten (10) Business Days following its acquisition or creation execute and deliver to the Bank such guarantees, joinder agreements, security agreements and other documents and agreements as the Bank shall require to cause such Subsidiary to guaranty the Obligations and grant to the Bank first-priority liens and security interests in its assets as collateral security for the Obligations.

                  10.18 Restricted Investments. No Borrower or any of its Subsidiaries shall make any Restricted Investment.

                  10.19 Net Worth. The Borrowers will not permit the Borrowers' consolidated net worth, determined as of the last day of each fiscal quarter, to be less than the sum of (a) $24,380,000 plus (b) 50% of the amount of the Borrowers' Earnings from Operations for the period from February 29, 2004 to each such date of determination, calculated as if such period were a single accounting period.

                  10.20 Fixed Charge Coverage Ratio. The Borrowers will maintain a ratio of (a) EBITDA to (b) Fixed Charges of not less than 1.0 to 1.0, determined as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters (in each case taken as one accounting period) ending on such last day.

                  10.21 Capital Expenditures. The Borrowers will not, and will not permit their Subsidiaries to, make or incur any Capital Expenditure, if after giving effect thereto, the aggregate amount of all Capital Expenditures made or incurred by the Borrowers on a consolidated basis, would exceed $5,000,000 in any Fiscal Year.

                  10.22 Liabilities to Net Worth Ratio. The Borrowers will not permit the ratio of (a) their consolidated total liabilities to (b) consolidated net worth, determined on a consolidated basis as of the last day of each fiscal quarter, to exceed 2.0 to 1.0.

                  10.23    Intentionally Omitted.

                  10.24 Further Assurances. The Borrowers shall execute and deliver, or cause to be executed and delivered, to the Bank such documents and agreements, and shall take or cause to be taken such actions, as the Bank may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents. In furtherance thereof, promptly following the effective date of this Agreement, Parent agrees to pledge to the Bank 100% of its ownership interest in Showcase Postcards, Inc., a Wisconsin corporation ("Showcase") pursuant to a pledge agreement in form and satisfactory to the Bank and to cause Showcase to deliver to the Bank a guarantee of the Obligations and a security agreement covering all of its now-owned and after-accrued property in order to secure such guaranty, along with such authorizing resolutions, opinions of counsel, lien search results and other instruments or documents as reasonably related thereto as the Bank deems necessary or desirable, all in form and substance satisfactory to the Bank. All costs and expenses relating to the foregoing, including reasonable fees of counsel to the Bank, shall be paid by the Borrowers, on demand.

         11. CONDITIONS TO CLOSING. The Bank will not be obligated to make the initial Loans or to issue any Letter of Credit on the Closing Date, unless the following conditions precedent have been satisfied in a manner satisfactory to Bank:

                  11.1 Conditions Precedent to Making of Loans or Issuance of Letters of Credit on the Closing Date.

                           (a)      Representations and Warranties: Covenants.
The Borrowers' representations and warranties contained in this Agreement and the other Loan Documents shall be correct and complete; the Borrowers shall have performed and complied with all covenants, agreements, and conditions contained herein and in the other Loan Documents which are required to have been performed or complied with.

                           (b)      Delivery of Documents. The Borrowers shall
have delivered, or caused to be delivered, to the Bank such documents, instruments and agreements as the Bank shall request in connection herewith, duly executed by all parties thereto other than the Bank, and in form and substance satisfactory to the Bank and its counsel.

                           (c)      Termination or Assignment of Liens. The Bank
shall have received duly executed UCC-3 Termination or Assignments Statements and other instruments, in form and substance satisfactory to the Bank, as shall be necessary to terminate or assign and satisfy all Liens on the Property of the Borrowers and their Subsidiaries except Permitted Liens.

                           (d)      Required Approvals. The Bank shall have
received certified copies of all consents or approvals of any Public Authority or other Person which the Bank determines is required in connection with the transactions contemplated by this Agreement.

                           (e)      No Material Adverse Change. There shall have
occurred no material adverse change in the Borrowers' business, operations, profits, prospects or financial condition or in the Collateral and no changes in key management, loss of customers, decline in sales or profits, disposition or purchase of material assets, and no occurrence of material casualties to assets since February 28, 2004, and the Bank shall have received a certificate of Parent's chief executive officer to such effect.

                           (f)      No Material Suits. No action, suit,
investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Public Authority that (i) could have a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Borrowers or which could impair the Borrowers' ability to repay the Obligations or (ii) in the Bank's judgment could materially affect the transaction contemplated hereby.

                           (g)      Opinions. The Bank shall have received
satisfactory opinions of counsel to the Borrowers with respect to the transactions contemplated hereby.

                           (h)      Insurance. The Bank shall have received
copies of the Borrowers' insurance policies and loss payee endorsements.

                           (i)      Consents. Third party consents and approvals
necessary in connection with the transactions contemplated hereby shall have been obtained.

                           (j)      Proceedings. All proceedings to be taken in
connection with the transactions contemplated by this Agreement, and all documents, contemplated in connection herewith, shall be satisfactory in form and substance to the Bank and its counsel.

                           (k)      Transaction Fee. The Borrowers shall have
paid to the Bank, in full, a nonrefundable transaction fee of $100,000.

                           (l)      Other. The Bank shall have received such
instruments, documents or agreements as it deems necessary or appropriate in order to effect and confirm the transactions contemplated hereby.

                  11.2 Conditions Precedent to Each Loan. The obligation of the Bank to make each Loan or to provide for the issuance or extension of any Letter of Credit shall be subject to the conditions precedent that on the date of any such extension of credit the following statements shall be true, and the acceptance by any Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (a) and (b), with the same effect as the delivery to the Bank of a certificate signed by the chief executive officer and chief financial officer of Parent, dated the date of such extension of credit, stating that:

                           (a)      The representations and warranties contained
in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, except to the extent that (i) the Bank has been notified by the Parent that any representation or warranty is not correct and the Bank has explicitly waived in writing compliance with such representation or warranty or
(ii) any inaccuracy in the representations and warranties, and the schedules referenced therein, results solely from an action or omission expressly permitted by this Agreement.

                           (b)      No Default or Event of Default has occurred
and is continuing, or would result from such extension of credit.

         12.      DEFAULT.

                  12.1 Events of Default. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

                           (a)      failure to make payment of principal,
interest, fees or premium on any of the Obligations when due;

                           (b)      any representation or warranty made or
deemed made by any Borrower in this Agreement, any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Borrower or any Subsidiary at any time to the Bank shall prove to be untrue in any material respect as of the date when made, deemed made, or furnished;

                           (c)      (i) any default shall occur in the
observance or performance of any of the covenants or agreements contained in
Section 7, 8.2, 8.3, 10.4 through 10.24 (other than a default under Section
10.15 or 10.16 as a result of a Lien involuntarily incurred, which is not otherwise an Event of Default hereunder) or (ii) any default shall occur in the observance or performance of any of the other covenants and agreements contained in this Agreement, any other Loan Documents, or any other agreement entered into at any time to which any Borrower or any Subsidiary thereof and the Bank are party in each case referred to in this clause (ii), if the same shall not have been cured within twenty (20) days following notice by the Bank to the Parent of the breach thereof, or if any such agreement or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Bank) or become void or unenforceable, without the written consent of the Bank;

                           (d)      default shall occur in the payment of any
principal or interest on any indebtedness for borrowed money (other than the Obligations) or under the GECC Lease beyond any period of grace provided with respect thereto;

                           (e)      any Borrower or any Subsidiary shall: (i)
file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for it or for all or any part of its Property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

                           (f)      an involuntary petition shall be filed or an
action or proceeding otherwise commenced seeking reorganization, arrangement or readjustment of any Borrower's or any Subsidiary's debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or any court shall enter a decree or order granting the relief sought in such case or proceeding;

                           (g)      a receiver, assignee, liquidator,
sequestrator, custodian, trustee or similar officer for any Borrower or any Subsidiary or for all or any part of their Property shall be appointed involuntarily or a warrant of attachment, execution or similar process shall be issued against any part of the Property of such Borrower or any Subsidiary, and such appointment, warrant or similar process shall not be stayed or discharged within sixty (60) days;

                           (h)      any Borrower or any Subsidiary shall: (i)
file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up; (ii) commence any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof; or (iii) have commenced against it any action or proceeding for dissolution, or shall take any corporate action in furtherance thereof and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or any court shall enter a decree or order granting relief sought in such case or proceeding;

                           (i)      any guaranty of the Obligations shall be
terminated, revoked or declared void or invalid;

                           (j)      one or more final judgments for the payment
of money aggregating in excess of $100,000 (whether or not covered by insurance) shall be rendered against any Borrower or any Subsidiary and such Borrower or such Subsidiary shall fail to discharge the same within thirty (30) days from the date of notice of entry thereof or to appeal therefrom;

                           (k)      any loss, theft damage or destruction of any
item or items of Collateral occurs which: (i) materially and adversely affects the operation of any Borrower's business or (ii) is material in amount and is not adequately covered by insurance:

                           (l)      Parent ceases to own all of the issued and
outstanding capital stock of each other Borrower or any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC) of 30% or more of the outstanding capital stock of Parent; or

                           (m)      any event or condition shall occur or exist
with respect to a Plan that could, in the Bank's reasonable judgment, subject any Borrower or any Subsidiary to any tax, penalty or liability under ERISA, the Code or otherwise which in the aggregate is material in relation to the business, operations, Property or financial or other condition of such Borrower.

         13.      REMEDIES.

                           (a)      If an Event of Default exists, the Bank may,
do one or more of the following (i) refuse or make Revolving Loans and refuse to issue or extend Letters of Credit; (ii) terminate this Agreement; (iii) declare any or all Obligations to be immediately due and payable provided, however, that upon the occurrence of any Event of Default described in Subsections (e), (f),
(g) or (h), all Obligations shall automatically, without notice or demand, become immediately due and payable; and (iv) pursue its other rights and remedies under the Loan Documents and applicable law.

                           (b)      If an Event of Default exists: (i) the Bank
shall have, in addition to all other rights, the rights and remedies of a secured party under the UCC; (ii) the Bank may, at any time, take possession of the Collateral and keep it on any Borrower's premises, at no cost to the Bank, or remove any part of it to such other place or places as the Bank may desire, or each Borrower shall, upon the Bank's demand, at such Borrower's cost, assemble the Collateral and make it available to the Bank at a place reasonably convenient to the Bank; and (iii) the Bank may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Bank deems advisable, in its sole discretion, and may, if the Bank deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Borrower agrees that any notice by the Bank of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to Parent's address specified in or pursuant to Section 14.10. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Bank receives payment, and if the buyer defaults in payment, the Bank may resell the Collateral without further notice to the applicable Borrower. In the event the Bank seeks to take possession of all or any portion of the Collateral by judicial process, each Borrower irrevocably waives: (a) the posting of any bond, surety or security with respect thereto which might otherwise be required; (b) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (c) any requirement that the Bank retain possession and not dispose of any Collateral until after trial or final judgment. Each Borrower agrees that the Bank has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Bank is hereby granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and each Borrower's rights under all licenses and all franchise agreements shall inure to the Bank's benefit. The proceeds of sale shall be applied first to all expenses of sale, including attorney's fees, and second, in whatever order the Bank elects, to all Obligations. The Bank will return any excess to the applicable Borrower or such other

Person as shall be legally entitled thereto and each Borrower shall remain liable for any deficiency.

                           (c)      If an Event of Default occurs, each Borrower
hereby waives (i) all rights to notice and hearing prior to the exercise by the Bank of the Bank's rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing, and
(ii) all rights of set-off and counterclaim against Bank.

         14.      MISCELLANEOUS.

                  14.1 Cumulative Remedies: No Prior Recourse to Collateral. The enumeration herein of the Bank's rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Bank may have under the UCC or other applicable law. The Bank shall have the right, in its sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Bank may, without limitation, proceed directly against any or all of the Borrowers to collect the Obligations without any prior recourse to the Collateral.

                  14.2 No Implied Waivers. No act, failure or delay by the Bank shall constitute a waiver of any of its rights and remedies. No single or partial waiver by the Bank of any provision of this Agreement or any other Loan Document, or of breach or default hereunder or thereunder, or of any right or remedy which the Bank may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion. No waiver by the Bank shall affect its rights to require strict performance of this Agreement.

                  14.3 Severability. If any provision of this Agreement shall be prohibited or invalid, under applicable law, it shall be is effective only to such extent, without invalidating the remainder of this Agreement.

                  14.4 Governing Law. This Agreement shall be deemed to have been made in the State of Illinois and shall be governed by and interpreted in accordance with the laws of such state, except that no doctrine of choice of law shall be used to apply the laws of any other state or jurisdiction.

                  14.5 Consent to Jurisdiction and Venue: Service of Process. Each Borrower agrees that, in addition to any other courts that may have jurisdiction under applicable laws, any action or proceeding to enforce or arising out of this Agreement or any of the other Loan Documents may be commenced in the Circuit Court of the State of Illinois for Cook County, or in the United States District Court for the Northern District of Illinois, and each Borrower consents and submits in advance to such jurisdiction and agrees that venue will be proper in such courts on any such matter. Each Borrower hereby waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail to such Borrower. The choice of forum set forth in this section shall not be deemed to preclude the enforcement of any judgment obtained in such forum, or the taking of any action under this Agreement to enforce the same, in any appropriate jurisdiction.

                  14.6 WAIVER OF JURY TRIAL. EACH BORROWER HEREBY WAIVES TRIAL BY JURY, RIGHTS OF SETOFF, AND THE RIGHT TO IMPOSE COUNTERCLAIMS IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN ANY BORROWER AND THE BANK EACH BORROWER CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

                  14.7 Survival of Representations and Warranties. All of each Borrowers representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Bank or its agents.

                  14.8 Other Security and Guaranties. The Bank may, without notice or demand and without affecting any Borrower's obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

                  14.9 Fees and Expenses. The Borrowers shall pay to the Bank on demand all costs and expenses that the Bank pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Agreement, the Original Agreement and the other Loan Documents, including, without limitation: (a) attorneys' and paralegal's fees and disbursements of counsel to the Bank for negotiation and closing of this Agreement; (b) costs and expenses including attorneys' and paralegals' fees and disbursements (including, without limitation, a reasonable estimate of the allocable cost of in-house counsel and staff) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby, (c) costs and expenses of lien searches;
(d) Taxes, fees and other charges for recording the mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Security Interest; (e) sums paid or incurred to pay any amount or take any action required of a Borrower under the Loan Documents that such Borrower fails to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral; (g) all amounts that a Borrower is required to pay under any letter of credit agreement with an issuing bank; (h) costs and expenses of preserving and protecting the Collateral; and (i) costs and expenses including attorneys' and paralegals' fees and disbursements (including, without limitation, a reasonable estimate of the allocable cost of in-house counsel and staff) paid or incurred to obtain payment of the Obligations, enforce the Security Interest, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Bank arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers. All of the foregoing costs and expenses shall be charged to the Borrowers' loan accounts as Revolving Loans.

                  14.10 Notices. Except as otherwise provided herein, all notices, demands, and requests that either party is required or elects to give to the other shall be in writing, shall be delivered personally against receipt, or sent by recognized overnight courier services, or mailed by registered or certified mail, return receipt requested, postage prepaid, and shall be addressed to the party to be notified as follows:

         If to the Bank:            Bank of America, N.A.
                                    231 South LaSalle Street
                                    Chicago, Illinois 60697
                                    Attention: Mark Motuelle
                                               Vice President

         with a copy to:            Neal, Gerber & Eisenberg LLP
                                    Two North LaSalle Street
                                    Chicago, Illinois 60602
                                    Attention: Peter H. Barrow

         If to any Borrower
         c/o Parent at:             Outlook Group Corp.
                                    1180 American Drive
                                    Neenah, Wisconsin 54957
                                    Attention: Paul M. Drewek
                                               Chief Financial Officer

         with a copy to:            Quarles & Brady LLP
                                    411 E. Wisconsin Avenue
                                    Milwaukee, Wisconsin 53202
                                    Attention: Kenneth V. Hallett

or to such other address as each party may designate for itself by like notice. Any such notice, demand, or request shall be deemed given when received if personally delivered or sent by overnight courier, or when deposited in the United States mails, postage paid, if sent by registered or certified mail.

                  14.11 Indemnification. THE BORROWERS, JOINTLY AND SEVERALLY, HEREBY INDEMNIFY, DEFEND AND HOLD BANK, AND ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND COUNSEL, HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, DEFICIENCIES, JUDGMENTS, PENALTIES OR EXPENSES IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY OF THEM, WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL ARISING OUT OF OR BY REASON OF ANY

LITIGATION, INVESTIGATIONS, CLAIMS, OR PROCEEDINGS (WHETHER BASED ON ANY FEDERAL, STATE OR LOCAL LAWS OR OTHER STATUTES OR REGULATIONS, INCLUDING, WITHOUT LIMITATION, SECURITIES, ENVIRONMENTAL, OR COMMERCIAL LAWS AND REGULATIONS, UNDER COMMON LAW OR AT EQUITY, OR ON CONTRACT OR OTHERWISE) COMMENCED OR THREATENED, WHICH ARISE OUT OF OR ARE IN ANY WAY BASED UPON THE NEGOTIATION, PREPARATION, EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY UNDERTAKING OR PROCEEDING RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACT, OMISSION TO ACT, EVENT OR TRANSACTION RELATED OR ATTENDANT THERETO, INCLUDING, WITHOUT LIMITATION, AMOUNTS PAID IN SETTLEMENT, COURT COSTS, AND THE FEES AND EXPENSES OF COUNSEL REASONABLY INCURRED IN CONNECTION WITH ANY SUCH LITIGATION, INVESTIGATION, CLAIM OR PROCEEDING AND FURTHER INCLUDING, WITHOUT LIMITATION, ALL LOSSES, DAMAGES (INCLUDING CONSEQUENTIAL DAMAGES), EXPENSES OR LIABILITIES SUSTAINED BY THE BANK IN CONNECTION WITH ANY ENVIRONMENTAL INSPECTION, MONITORING, SAMPLING, OR CLEANUP OF THE ENCUMBERED REAL ESTATE REQUIRED OR MANDATED BY ANY ENVIRONMENTAL LAW; PROVIDED, HOWEVER, THAT NO BORROWER SHALL INDEMNIFY BANK, ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND COUNSEL FROM SUCH DAMAGES RESULTING FROM THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without limiting the foregoing, if, by reason of any suit or proceeding of any kind, nature, or description against any Borrower, or by any Borrower or any other party against Bank, which in Bank's sole discretion makes it advisable for Bank to seek counsel for protection and preservation of its liens and security assets, or to defend its own interest, such expenses and counsel fees shall be allowed to Bank. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 14.11 may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified matters incurred by Bank. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement. All of the foregoing costs and expenses shall be part of the Obligations and secured by the Collateral.

                  14.12 Waiver of Notices. Unless otherwise expressly provided herein, each Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Borrower which the Bank may elect to give shall entitle such Borrower or any other Borrower to any or further notice or demand in the same, similar or other circumstances.

                  14.13 Binding Effect: Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Borrower without the prior written consent of the Bank. The rights and benefits of the Bank hereunder shall, if the Bank so agrees, inure to any party acquiring any interest in the Obligations or any part thereof.

                  14.14 Modification. This Agreement is intended by the Borrowers and the Bank to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by each Borrower and a duly authorized officer of the Bank.

                  14.15 Counterparts. This Agreement may be executed in any number of counterparts, and by the Bank and each Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

                  14.16 Captions. The captions contained in this Agreement are for convenience only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

                  14.17 Right of Set-Off. Whenever an Event of Default exists, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank or any affiliate of the Bank to or for the credit or the account of any Borrower against any and all of the Obligations, whether or not then due and payable. Bank agrees promptly to notify the applicable Borrower after any such set-off and application made by Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                  14.18 Participating Bank's Security Interests. The Bank may, without notice to or consent by any Borrower, grant one or more participations in the Loans to Participating Banks. If a Participating Bank shall at any time with the Parent's knowledge participate with the Bank in the Loans, each Borrower hereby grants to such Participating Bank, and the Bank and such Participating Bank shall have and are hereby given, a continuing lien on and security interest in any money, securities and other property of such Borrower in the custody or possession of the Participating Bank, including the right of setoff, to the extent of the Participating Bank's participation in the Obligations, and such Participating Bank shall be deemed to have the same right of setoff to the extent of Participating Bank's participation in the Obligations under this Agreement as it would have it were a direct lender.

                  14.19 Joint and Several Liability. Each Borrower unconditionally guarantees the payment in full and performance of the other Borrowers' Obligations hereunder. Each Borrower shall be liable for all amounts due to the Bank under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Bank accounts for such Loans or other extensions of credit on its books and records. Each Borrower's Obligations with respect to Loans made to it, and each Borrower's Obligations arising as a result of the joint and several liability of the

Borrowers hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of that Borrower.

                  Each Borrower's Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same,
(iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Bank with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Bank, (iv) the failure by the Bank to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) the Bank's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Bank's claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Borrower's Obligations arising as a result of the joint and several liability of that Borrower hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder, each Borrower waives, until the Obligations shall have been paid in full and the Loan Agreement shall have been terminated, any right to enforce any right of subrogation and any remedy which the Bank now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Bank to secure payment of the Obligations or any other liability of any other Borrower to the Bank.

                  Upon any Event of Default, the Bank may proceed directly and at once, without notice, against any or all Borrowers to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Bank shall be under no obligation to marshal any assets in favor of that Borrower or against or in payment of any or all of the Obligations.

                  The Obligations of each Borrower under this Section 14.19 with respect to Loans (and interest, fees, and expenses with respect thereto) which were advanced to or incurred by the other Borrowers (and were not reloaned to the Guarantor-Borrower) shall be limited to an amount equal to the maximum amount of the claim which could be recovered from the Guarantor-Borrower under this Section 14.19 without rendering such claim voidable or avoidable under
Section 548 of the Bankruptcy Code or under any similar state statute or common law.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

                                            OUTLOOK GROUP CORP.

                                            By: /s/ Paul M. Drewek
                                                --------------------------------
                                                Title: Chief Financial Officer

                                            OUTLOOK LABEL SYSTEMS, INC.

                                            By: /s/ Paul M. Drewek
                                                --------------------------------
                                                Title: Chief Financial Officer

                                            BANK OF AMERICA, N.A.

                                            By: /s/ Mark R. Motuelle
                                                --------------------------------
                                                Title: Vice President